FIRSTAR CORPORATION
	                    777 EAST WISCONSIN AVENUE
	                   MILWAUKEE, WI U.S.A. 53202


							May 23, 1994

	Securities and Exchange Commission
	450 Fifth Street, N.W.
	Washington, D. C. 20549

		Re:  Firstar Corporation Registration Statement on Form S-4

	Ladies and Gentlemen:

		On behalf of Firstar Corporation, a Wisconsin corporation ("Firstar"), pursuant to Regulation S-T, we are transmitting herewith for filing Firstar's Registration Statement on Form
	S-4 ("Registration Statement"), including all exhibits filed as a part thereof. The Registration Statement covers the issuance of up to 1,801,577 shares of Common Stock, $1.25 par value, of Firstar and 900,789 associated Preferred Stock Purchase Rights to be issued in the proposed merger of First Southeast Banking Corp., a non-public company, into Firstar Corporation of Wisconsin, a wholly owned subsidiary of Firstar.

		Comments and questions regarding the enclosed should be communicated to the undersigned at (414) 765-5479 or to Joan M. Fagan, Assistant General Counsel, at (414) 765-5618.

							Very truly yours,



							William J. Schulz
							First Vice President, Secretary
							and Deputy General Counsel





	Registration No. 33-__________________

	SECURITIES AND EXCHANGE COMMISSION
	Washington, D.C.  20549

	FORM S-4 REGISTRATION STATEMENT
	Under the Securities Act of 1933

	FIRSTAR CORPORATION
	(Exact name of Registrant as specified in its charter)

	Wisconsin
	(State or other jurisdiction of incorporation or organization)

	6022
	(Primary Standard Industrial Classification Code No.)

	39-0711710
	(I.R.S. Employer Identification No.)

	777 East Wisconsin Avenue, Milwaukee, Wisconsin  53202
	(414) 765-4321
	(Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive officers)

	Howard H. Hopwood III, Esq.
	Senior Vice President & General Counsel
	777 East Wisconsin Avenue
	Milwaukee, Wisconsin 53202
	(414) 765-5977
	(Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

	Copy to: Robert J. Kalupa, Esq.
	Quarles & Brady
	411 East Wisconsin Avenue
	Milwaukee, Wisconsin 53202
	(414) 277-5329

	Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

	If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

	CALCULATION OF REGISTRATION FEE

	Title of Each Class of Securities to be Registered:
	Common Stock ($1.25 par value)
	Preferred Share Purchase Rights

	Amount to be Registered(1):
	1,801,577 shares (Common Stock)
	900,789 rights (Rights)

	Proposed Maximum Offering Price Per Unit:
	$289.32(2) (Common Stock)
	(3) (Rights)

	Proposed Maximum Aggregate Offering Price:
	$30,809,000(2) (Common Stock)
	(3) (Rights)

	Amount of Registration Fee:
	$10,623.87 (Common Stock)
	(3) (Rights)

	(1)	The amount being registered represents the number of
	     shares of Firstar Corporation Common Stock and associated Preferred Stock Purchase Rights that will be issued in connection with the conversion and exchange of all outstanding shares of Common Stock of First Southeast Banking Corp. as described herein.
	(2)	Estimated solely for purposes of calculating the
	     registration fee pursuant to Rule 457(f)(2) based upon the book value per share of First Southeast Banking Corp. Common Stock on March 31, 1994 ($289.32) and the 106,486 shares of First Southeast Banking Corp. Common Stock that are outstanding and which are to be received by the Registrant or cancelled in the transaction discussed herein.
	(3)	The value attributable to the Preferred Stock Purchase
	     Rights is reflected in the market price of the Firstar Common Stock to which the Rights are attached.

	The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.





	                       FIRSTAR CORPORATION

	                    Cross-Reference Sheet to
	             Proxy Statement-Prospectus Pursuant to
	                 Rule 501(b) of Regulation S-K



										    Location
										    in Proxy
										    Statement-
	Item of Form S-4						    Prospectus


	A.	INFORMATION ABOUT THE TRANSACTION

		1.	Forepart of Registration Statement	  Facing Page of
			and Outside Front Cover Page of	  Registration
			Prospectus .......................	  Statement; Cross
										  Reference Sheet;
										  Cover Page of
										  Proxy Statement-
										  Prospectus

		2.	Inside Front Cover and Outside	  Inside Front
			Back Cover Pages of Prospectus ...	  Cover Page of
										  Proxy Statement-
										  Prospectus

		3.	Risk Factors, Ratio of Earnings
			to Fixed Charges and Other
			Information ......................	  Summary

		4.	Terms of the Transaction .........	  Summary; Meeting
										  Information; The
										  Proposed Merger

		5.	Pro Forma Financial Information ..		  *

		6.	Material Contacts with the
			Company Being Acquired ...........	  The Proposed
										  Merger

		7.	Additional Information Required
			for Reoffering by Persons and
			Parties Deemed to be Underwriters 		  *

		8.	Interests of Named Experts and
			Counsel ..........................	  Experts; Opinions

		9.	Disclosure of Commission Position
			on Indemnification for Securities
			Act Liabilities ..................	       *

	------------------

	*Omitted since the answer is negative or Item is not applicable.


	B.	INFORMATION ABOUT THE REGISTRANT

		10.	Information with Respect to S-3
			Registrants ......................	  Firstar
										  Corporation

		11.	Incorporation of Certain 		  Incorporation of
			Information by Reference .........	  Certain
										  Information by
										  Reference

		12.	Information with Respect to S-2
			or S-3 Registrants ...............		  *

		13.	Incorporation of Certain
			Information by Reference .........		  *

		14.	Information with Respect to
			Registrants other than S-3 or
			S-2 Registrants ..................		  *

	C.	INFORMATION ABOUT THE COMPANY BEING ACQUIRED

		15.	Information with Respect to S-3
			Companies ........................		  *

		16.	Information with Respect to S-2
			or S-3 Companies .................		  *

		17.	Information with Respect to
			Companies other than S-3 or		  First Southeast
			S-2 Companies ....................	  Banking Corp.
										  and the Banks

	D.	VOTING AND MANAGEMENT INFORMATION

		18.	Information if Proxies, Consents	  Outside Front
			or Authorizations are to be 		  Cover Page of
			Solicited ........................	  Proxy Statement-
										  Prospectus;
										  Summary; Meeting
										  Information; The
										  Proposed Merger

		19.	Information if Proxies, Consents
			or Authorizations are not to
			be Solicited or in an Exchange
			Offer ............................		  *

	------------------

	*Omitted since the answer is negative or Item is not applicable.



	                 FIRST SOUTHEAST BANKING CORP.

	                        303 Center Street
	                  Lake Geneva, Wisconsin  53147

	                   ___________________________

	            NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
	                   TO BE HELD JULY ____, 1994

	                   ___________________________



	To the Shareholders of First Southeast Banking Corp.:

			NOTICE IS HEREBY GIVEN that a special meeting ("Special Meeting") of the shareholders of First Southeast Banking Corp. ("First Southeast"), a Wisconsin corporation, pursuant to action of the Board of Directors, will be held at the offices of First Southeast, 303 Center Street, Lake Geneva, Wisconsin, on July ____, 1994 at 9:00 a.m. local time, for the purpose of considering and voting upon the following matters:

	     	1.	The approval and adoption of an Agreement and
	     Plan of Reorganization and a Plan of Merger, each dated as of February 10, 1994, that provide for, among other things, the merger of First Southeast with and into Firstar Corporation of Wisconsin, a wholly owned subsidiary of Firstar Corporation, and for the conversion of the outstanding shares of First Southeast Common Stock into the right to receive shares of Firstar Corporation Common Stock and associated Preferred Stock Purchase Rights, as described and set forth in the Proxy Statement-Prospectus accompanying this notice (the "Merger"); and

	     	2.	Such other matters as may properly be brought
	     before the Special Meeting or any adjournment or adjournments thereof.

			First Southeast shareholders have the statutory right to assert dissenters' rights under Sections 180.1301 to
	180.1331 of the Wisconsin Business Corporation Law. In order to perfect this right, a First Southeast shareholder must not vote in favor of the Merger (this may be done by marking the proxy either to vote against the Merger or to abstain from voting thereon or by not voting at all) and must take such other action as is required by such statute, including delivery of, prior to the vote upon the Merger, written notice of intent to demand the "fair value" of the shareholder's First Southeast Common Stock. A copy of Section 180.1301 et seq. of the Wisconsin Business Corporation Law is attached as Exhibit A to the Proxy Statement-Prospectus.

			The Special Meeting may be postponed or adjourned from time to time without any notice other than by announcement at the Special Meeting of any postponements or adjournments thereof, and any and all business for which notice is hereby given may be transacted at such postponed or adjourned Special Meeting.

			THE BOARD OF DIRECTORS OF FIRST SOUTHEAST BELIEVES THE PROPOSED MERGER IS IN THE BEST INTERESTS OF FIRST SOUTHEAST AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT
	SHAREHOLDERS OF FIRST SOUTHEAST VOTE "FOR" PROPOSAL NUMBER ONE
	(1) ABOVE.

			The affirmative vote of the holders of a majority of the shares of common stock of First Southeast outstanding on the record date of May 31, 1994, is required to approve the above proposal. If you are unable to attend the Special
	Meeting in person, please complete, date and sign the enclosed proxy, which is solicited by First Southeast's Board of Directors, and return it promptly to First Southeast, so that your shares may be voted in accordance with your wishes. The giving of such proxy does not affect your right to vote in person in the event you attend the Special Meeting. You may revoke the proxy at any time prior to its exercise by later proxy received by, or by giving written notice to First
	Southeast or by attending the Special Meeting and voting in person.

						    By Order of the Board of Directors





						    _________________________________
						    David A. Straz, Jr., President


	June ____, 1994



	                           PROSPECTUS
	                               OF
	                       FIRSTAR CORPORATION

	                      ____________________

	                         PROXY STATEMENT
	                               OF
	                  FIRST SOUTHEAST BANKING CORP.

	                      ____________________

			This Proxy Statement-Prospectus relates to shares of Common Stock of Firstar Corporation ("Firstar"), a Wisconsin corporation, to be issued pursuant to an Agreement and Plan of Reorganization, dated as of February 10, 1994 (the
	"Reorganization Agreement"), providing for the merger of First Southeast Banking Corp. ("First Southeast"), a Wisconsin corporation, into Firstar Corporation of Wisconsin ("FCW"), a Wisconsin corporation and a wholly owned subsidiary of Firstar. This Proxy Statement-Prospectus also serves as a proxy statement for the special meeting of shareholders of First Southeast to be held on July ____, 1994, and any adjournments or postponements thereof (the "Special Meeting").
	A description of the proposed merger is included herein.

			This Proxy Statement-Prospectus is being furnished to the shareholders of First Southeast in connection with the solicitation of proxies by the Board of Directors of First
	Southeast for use at the Special Meeting.  At the Special
	Meeting, holders of First Southeast Common Stock will consider and vote upon the approval and adoption of the Reorganization Agreement and a related Plan of Merger dated as of February 10, 1994 by and between First Southeast and FCW and joined in by Firstar for certain limited purposes (the "Plan of Merger" and, together with the Reorganization Agreement, the "Merger
	Agreements"), which provide for the merger of First Southeast with and into FCW (the "Merger").

			Under the Merger Agreements, each outstanding share of common stock of First Southeast, $1.00 par value ("First Southeast Common Stock"), (other than shares held by any shareholder who properly exercises and preserves his statutory dissenter's rights) will be converted into the right to receive
	16.91844 shares of common stock of Firstar, $1.25 par value, and associated Preferred Stock Purchase Rights (collectively referred to herein as "Firstar Common Stock"), subject to certain adjustments as provided in the Merger Agreements in connection with changes in Firstar Common Stock.

			Firstar Common Stock is traded on the New York Stock Exchange and the Chicago Stock Exchange, Incorporated. The composite closing price of Firstar Common Stock on such
	exchanges on         ___, 1994 was $__________.

			Firstar has filed a Registration Statement on Form S-4 pursuant to the provisions of Rule 145 under the Securities Act of 1933, as amended, covering the shares of Firstar Common Stock to be issued in connection with the Merger. This Proxy Statement-Prospectus also constitutes a prospectus of Firstar filed as part of such Registration Statement. All information herein with respect to Firstar and FCW has been furnished by Firstar and all information with respect to First Southeast and the Banks has been furnished by First Southeast.

			This Proxy Statement-Prospectus does not cover any resale of the securities to be received by shareholders of First Southeast upon consummation of the Merger and no person is authorized to make any use of this Proxy
	Statement-Prospectus in connection with any such resale.

			Copies of this Proxy Statement-Prospectus will be mailed to shareholders on or about June ___, 1994.

							__________________

			THESE SECURITIES HAVE NOT BEEN APPROVED OR
	DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSIONER NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	The date of this Proxy Statement-Prospectus is June ___, 1994.

	                       __________________



	                     AVAILABLE INFORMATION



			Firstar is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the
	"Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Regional Offices of the Commission at Northwestern
	Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511; and 26 Federal Plaza, Room 1228, New York,
	New York 10007. Copies of such material may also be obtained at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C.
	20549. In addition, reports, proxy statements and other information filed by Firstar with the New York Stock Exchange and the Chicago Stock Exchange, Incorporated may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and the Chicago Stock Exchange Incorporated, 440 South LaSalle Street, Chicago, Illinois 60605.

			No person is authorized to give any information or make any representation not contained in this Proxy Statement-Prospectus and, if given or made, the information or representation should not be relied upon as having been authorized by Firstar, FCW or First Southeast. This Proxy Statement-Prospectus does not constitute an offer to sell or a solicitation of an offer to purchase the securities offered hereby, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make such offer or solicitation of an offer or proxy in such jurisdiction.
	Neither the delivery of this Proxy Statement-Prospectus nor any distribution of the securities to which this Proxy Statement-Prospectus relates shall, under any circumstances, create any implication that there has been no change in the affairs of Firstar, FCW or First Southeast since the date of this Proxy Statement-Prospectus.


	       INCORPORATION OF CERTAIN INFORMATION BY REFERENCE



			THIS PROXY STATEMENT-PROSPECTUS INCORPORATES
	DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (OTHER THAN EXHIBITS THERETO, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH INCORPORATED DOCUMENTS) ARE AVAILABLE UPON REQUEST WITHOUT CHARGE FROM MR. WILLIAM H. RISCH, SENIOR VICE PRESIDENT-FINANCE AND TREASURER, FIRSTAR CORPORATION, 777 EAST WISCONSIN AVENUE, MILWAUKEE, WISCONSIN 53202 (TELEPHONE 414/765-4985). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY ____________________________, 1994.
	[insert date 5 business days
	 before shareholder meeting]


			The following documents filed by Firstar with the Commission are incorporated herein by reference:

	     	(a)	Firstar's Annual Report on Form 10-K for the
	     year ended December 31, 1993;

	     	(b)	Firstar's Quarterly Report on Form 10-Q for the
	     quarter ended March 31, 1994; and

	     	(c)	the description of Firstar Common Stock
	     (including the Preferred Stock Purchase Rights) contained in Firstar's registration statements filed pursuant to
	     Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating such description.

			All documents subsequently filed by Firstar pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Closing Date referred to herein will be deemed to be incorporated by reference into this Proxy Statement-Prospectus and to be a part hereof from the date of filing of the documents.

			Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.


	                       FIRSTAR CORPORATION
	                               AND
	                  FIRST SOUTHEAST BANKING CORP.
	                   PROXY STATEMENT-PROSPECTUS

	                       TABLE OF CONTENTS


												    Page

	SUMMARY ...............................................
		Firstar Corporation and Firstar Corporation of
		  Wisconsin ......................................
		First Southeast Banking Corp. ....................
		The Proposed Merger ..............................
		The Meeting ......................................
		Vote Required ....................................
		Recommendation of the Board of Directors .........
		Dissenters' Rights ...............................
		Certain Federal Income Tax Consequences ..........
		Accounting Treatment .............................
		Date of the Proposed Merger ......................
		Terms and Conditions of the Merger;
		  Regulatory Approval ............................
		Management and Operations After the Merger .......
		Waivers and Amendments to the Merger Agreements ..
		Termination ......................................
		Interests of Certain Persons in the Merger .......
		Resales of Firstar Common Stock by Affiliates ....
		Preferred Stock Purchase Rights ..................
		Markets and Dividends ............................
		Selected Consolidated Financial Data of Firstar
		  Corporation ....................................
		Selected Consolidated Financial Data of
		  First Southeast Banking Corp. ..................
		Comparative Per Common Share Data ................
		Historical and Pro Forma Selected Financial
		  Contributions ..................................

	MEETING INFORMATION ...................................
		General ..........................................
		Date, Place and Time .............................
		Record Date; Vote Required .......................
		Voting and Revocation of Proxies .................
		Solicitation of Proxies ..........................

	THE PROPOSED MERGER ...................................
		Background of and Reasons for the Merger .........
		First Southeast Board Recommendation .............
		Terms ............................................
		Voting and Stock Purchase Agreements of
		  First Southeast's Shareholders .................
		Material Contacts Between Firstar and
		  First Southeast ................................
		Conduct of Business Until the Merger .............
		Date of the Merger ...............................
		Conditions to the Merger .........................
		Regulatory Approval ..............................
		Termination, Amendment and Waiver of
		  Merger Agreements ..............................
		Management and Operations of First Southeast
		  After the Merger; Interests of First Southeast
		  Management in the Merger .......................
		Certain Federal Income Tax Consequences ..........
		Certain Differences in Rights of Shareholders ....
		Accounting Treatment of the Merger ...............
		Resale of Firstar Common Stock ...................
		Rights of Dissenting Shareholders ................

	FIRSTAR CORPORATION ...................................
		General ..........................................
		Competition ......................................
		Supervision ......................................
		Other Acquisitions and Transactions ..............
		Incorporation of Certain Information by Reference

	FIRST SOUTHEAST BANKING CORP. AND THE BANKS ...........
		General ..........................................
		Services .........................................
		Competition ......................................
		Properties .......................................
		Regulation .......................................
		Management .......................................
		Share Ownership ..................................
		Markets and Dividends ............................
		Management's Discussion and Analysis of
		  Operations and Financial Condition - Tables ....
		Management's Discussion and Analysis of
		  Operations and Financial Condition .............

	OPINIONS ..............................................

	EXPERTS ...............................................

	SHAREHOLDER PROPOSALS .................................

	INDEX TO FIRST SOUTHEAST BANKING CORP. CONSOLIDATED
	  FINANCIAL STATEMENTS ................................

	EXHIBIT
	     Exhibit A - Section 180.1301 et seq. of the Wisconsin Business Corporation Law



	                            SUMMARY



			The following is a brief summary of certain information with respect to matters to be considered at the special meeting (the "Special Meeting") of shareholders of First Southeast Banking Corp. ("First Southeast"). This summary includes information presented in connection with the proposed acquisition by Firstar Corporation ("Firstar") of all of the outstanding common stock of First Southeast, $1.00 par value ("First Southeast Common Stock"). This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement of First Southeast and Prospectus of Firstar, including the Exhibit hereto (this "Proxy Statement-Prospectus"), and the documents incorporated in this Proxy Statement-Prospectus by reference. Shareholders are urged to review carefully the entire Proxy Statement-Prospectus.

Firstar Corporation and Firstar Corporation of Wisconsin:

	Firstar, a Wisconsin corporation whose
	common stock, $1.25 par value, and
	associated Preferred Stock Purchase
	Rights (collectively referred to herein as "Firstar Common Stock"), are traded on the New York Stock Exchange and the Chicago
	Stock Exchange, is a multi-bank holding
	company organized in 1929. The principal assets of Firstar are its investments in Firstar Bank Milwaukee, N.A. and 34 other banks with offices located in the states of Wisconsin, Minnesota, Illinois, Iowa and
	Arizona. On March 31, 1994, Firstar had consolidated total assets of $13.9 billion and stockholders' equity of $1.2 billion.
	Firstar's principal executive offices are located at 777 East Wisconsin Avenue,
	Milwaukee, Wisconsin 53202 (telephone:
	(414) 765-4321).  See "FIRSTAR CORPORATION."

	Additional information concerning Firstar is included in the Firstar documents incorporated herein by reference. See
	"FIRSTAR CORPORATION--Incorporation of
	Certain Information by Reference."

	Firstar Corporation of Wisconsin ("FCW"), a
	Wisconsin corporation and a wholly owned subsidiary of Firstar, is a multi-bank holding company. The principal assets of FCW are its investments in Firstar's 18 banks with offices located in Wisconsin.
	FCW's principal executive offices are
	located at 777 East Wisconsin Avenue,
	Milwaukee, Wisconsin 53202
	(telephone:  (414) 765-5848).

First Southeast Banking Corp.:

	First Southeast, a Wisconsin corporation, is a bank holding company. On March 31, 1994, First Southeast had consolidated total assets of $422.3 million and stockholders' equity of $30.8 million.
	First Southeast's principal executive
	offices are located at 303 Center Street, Lake Geneva, Wisconsin 53147 (telephone
	(414) 248-9116). First Southeast, together with bank directors, owns all of the 240,000 issued and outstanding shares of common stock of First Bank Southeast, N.A.
	("First Bank Southeast"), a national bank which is headquartered in Milwaukee,
	Wisconsin, and 81,478 of the 83,000 issued and outstanding shares of common stock of First Bank Southeast of Lake Geneva, N.A.
	("First Bank Lake Geneva," and, together with First Bank Southeast, the "Banks"), a national bank which is headquartered in Lake Geneva, Wisconsin. See "FIRST
	SOUTHEAST BANKING CORP. AND THE BANKS."

The Proposed Merger:

	Firstar, First Southeast and FCW have
	entered into an Agreement and Plan of
	Reorganization dated as of February 10,
	1994 (the "Reorganization Agreement") and a related Plan of Merger dated as of February 10, 1994 (the "Plan of Merger" and, together with the Reorganization
	Agreement, the "Merger Agreements"),
	providing, among other things, for the
	merger (the "Merger") of First Southeast with and into FCW, as a result of which Firstar will directly own 100% of the stock of the surviving corporation, FCW, and indirectly own all of the issued and outstanding shares of common stock of the Banks. See "THE PROPOSED MERGER." Subject to certain limitations and dissenters' rights provided by law and certain adjustments set forth in the Merger
	Agreements which relate to changes in
	Firstar Common Stock, upon consummation of the Merger each outstanding share of First
	Southeast Common Stock will be converted into the right to receive 16.91844 shares of common stock of Firstar, $1.25 par value, and associated Preferred Stock
	Purchase Rights (collectively referred to herein as "Firstar Common Stock," unless otherwise required by context). Upon the Merger, the rights of First Southeast shareholders will be governed by Wisconsin law and the Restated Articles of Incorporation and Bylaws of Firstar. See
	"THE PROPOSED MERGER--Terms."

The Meeting:

	A special meeting of the shareholders of First Southeast (the "Special Meeting") will be held at the offices of First
	Southeast, 303 Center Street, Lake Geneva,
	Wisconsin, on July ____, 1994 at 9:00 a.m., local time. The close of business on May
	31, 1994 is the record date (the "Record
	Date") for determining the holders of
	record of First Southeast Common Stock
	entitled to notice of and to vote at the Special Meeting and any postponement or adjournments thereof. The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Merger
	Agreements.  For additional information
	relating to the Special Meeting, see
	"MEETING INFORMATION."

Vote Required:

	The Wisconsin Business Corporation Law
	requires that the Merger Agreements be
	approved by the affirmative vote of a
	majority of the outstanding shares of
	common stock of First Southeast. As of the Record Date, there were outstanding and entitled to vote 106,486 shares of First
	Southeast Common Stock, of which 105,886 were held by directors and executive officers of First Southeast. Neither
	Firstar nor any of its or FCW's directors or executive officers own any shares of First Southeast Common Stock. In order to induce Firstar to enter into the Merger
	Agreements, all the shareholders of First
	Southeast (the "Shareholders") have agreed to vote all of their shares of First
	Southeast Common Stock in favor of the
	Merger Agreements, pursuant to the terms of certain Voting and Stock Purchase
	Agreements with Firstar (the "Voting
	Agreements"). The Shareholders own 100% of the total outstanding shares of First
	Southeast Common Stock on the Record Date;
	thus, First Southeast is assured of
	approval of the Merger Agreements.  The
	Voting Agreements also grant Firstar an
	option to purchase the Shareholders' First
	Southeast Common Stock, subject to certain conditions. See "MEETING
	INFORMATION--Record Date; Vote Required" and "THE PROPOSED MERGER--Voting and Stock
	Purchase Agreements of First Southeast's
	Shareholders."

Recommendation of the Board of Directors:

	The Board of Directors of First Southeast recommends that First Southeast shareholders vote for approval of the Merger Agreements. The Board believes that the terms of the Merger Agreements are fair and that the Merger is in the best interest of First Southeast and its shareholders.
	In making its recommendation, the Board has not sought the advice of an independent financial advisor. See "THE PROPOSED
	MERGER--Background of and Reasons for the Merger; First Southeast Board
	Recommendation."

Dissenters' Rights:

	Under the provisions of Wisconsin law, any shareholders of First Southeast who assert dissenters' rights will have a statutory right to demand payment of the "fair value" of their First Southeast Common Stock in cash. To perfect this right, an First
	Southeast shareholder must not vote such shares in favor of the Merger Agreements at the Special Meeting (this may be done by marking the proxy either to vote against the Merger Agreements or to abstain from voting thereon or by not voting at all) and must take such other action as is required by the provisions of Sections 180.1301 to
	18.1331 of the Wisconsin Business
	Corporation Law, including delivering
	written notice of intent to demand the
	"fair value" of First Southeast Common
	Stock.  See "THE PROPOSED MERGER--Rights of
	Dissenting Shareholders" and Exhibit A
	hereto.

Certain Federal Income Tax Consequences:

	It is expected that the Merger will
	constitute a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code
	(the "Code"), and, therefore, that holders of First Southeast Common Stock who receive
	Firstar Common Stock in the Merger will not recognize gain or loss for federal income tax purposes as a result of the Merger
	(except upon the receipt of cash in lieu of fractional shares of Firstar Common Stock or upon the receipt of cash pursuant to dissenting shareholders' right of appraisal). Receipt by First Southeast of an opinion of tax counsel to that effect is a condition to First Southeast's obligations under the Merger Agreements.
	IT IS RECOMMENDED THAT EACH FIRST SOUTHEAST
	SHAREHOLDER CONSULT HIS OR HER OWN TAX
	ADVISER CONCERNING THE FEDERAL INCOME TAX
	CONSEQUENCES OF THE MERGER, AS WELL AS ANY
	APPLICABLE STATE, LOCAL OR FOREIGN TAX
	CONSEQUENCES, BASED UPON SUCH SHAREHOLDER'S
	OWN PARTICULAR FACTS AND CIRCUMSTANCES.
	See "THE PROPOSED MERGER--Certain Federal
	Income Tax Consequences."

Accounting Treatment:

	Firstar anticipates that the Merger will be accounted for as a pooling of interests.
	See "THE PROPOSED MERGER--Accounting
	Treatment of the Merger."

Date of the Proposed Merger:

	The Merger Agreements provide that the
	Merger will be consummated within five
	business days of the satisfaction or waiver of the conditions to the Merger Agreements, including the receipt of all necessary approvals of governmental agencies and authorities and expiration of the statutory
	30-day waiting period after approval by the Board of Governors of the Federal Reserve
	System (the "Federal Reserve Board") or on another mutually agreed upon date. It is presently anticipated that the Merger will be consummated in July, 1994. See "THE
	PROPOSED MERGER--Date of the Merger;
	Conditions to the Merger."

Terms and Conditions of the Merger; Regulatory Approval:

	The Merger is conditioned upon approval by the shareholders of First Southeast and the Federal Reserve Board and upon the satisfaction of other terms and conditions of the Merger Agreements, including treatment of the Merger as a pooling of interests for accounting purposes. On
	May ___, 1994, the Federal Reserve Board accepted Firstar's application for approval of the Merger under the Bank Holding
	Company Act of 1956, as amended (the
	"BHCA").  Firstar anticipates that the
	Federal Reserve Board will act on such
	application in June, 1994. There can be no assurance that the Federal Reserve Board will approve the Merger and, if the Merger is approved, there can be no assurance concerning the date of any such approval.
	See "THE PROPOSED MERGER--Date of the
	Merger; Regulatory Approval; Conditions to the Merger."

Management and Operations After the Merger:

	Following the Merger, the successor to
	First Southeast and FCW will be a wholly owned subsidiary holding company of
	Firstar, and the Banks will be controlled by Firstar. The officers and directors of FCW prior to the Merger will continue as officers and directors of the surviving corporation. David A. Straz, Jr. ("Mr.
	Straz"), who is the principal shareholder of First Southeast, one of its directors, and its President, CEO and Treasurer, will be appointed to the Board of Directors of Firstar's lead bank, Firstar Bank
	Milwaukee, N.A.  Following the Merger,
	Firstar and FCW intend to manage and direct the operations of the Banks as they manage and direct their present bank subsidiaries. Immediately following the date on which the Merger occurs (the
	"Closing Date"), one or more management
	representatives of Firstar will be added to the board of each Bank. Within several months of the Closing Date, Firstar and FCW intend to merge First Bank Southeast with Firstar Bank Milwaukee, N.A., merge First
	Bank Lake Geneva with Firstar's subsidiary,
	Firstar Bank Lake Geneva, N.A., close
	certain branches of the Banks and transfer one of First Bank Southeast's branches to Firstar Bank Lake Geneva, N.A. The dates for the bank-level branch closings, mergers and purchase and assumption transactions, which are subject to regulatory approval, have not been determined at this time. At the time of the bank-level mergers, the officers of the Banks will become officers of the surviving banks and certain Lake
	Geneva bank directors may be invited to
	join the Board of Directors of the
	surviving bank.  See "THE PROPOSED MERGER--
	Management and Operations of First
	Southeast After the Merger; Interests of
	First Southeast Management in the Merger."

Waivers and Amendments to the Merger Agreements:

	Firstar and First Southeast may amend,
	modify or waive certain terms and
	conditions of the Merger Agreements.
	Any such action taken by First Southeast following a favorable vote by its shareholders may be taken only if, in the opinion of the Board of Directors of First
	Southeast, the action will not have a
	material adverse effect on the benefits
	intended for its shareholders.  See "THE
	PROPOSED MERGER--Termination, Amendment and
	Waiver of Merger Agreements."

Termination:

	The Merger Agreements may be terminated and the Merger may be abandoned at any time before the Closing Date (i) by mutual written consent of Firstar and First
	Southeast at any time before the Merger
	takes place, (ii) by either Firstar or
	First Southeast if (a) any condition set forth in Articles VII, VIII or IX of the Reorganization Agreement has not been substantially satisfied or waived in writing by October 31, 1994, (b) any warranty or representation made by the other party in the Merger Agreements is discovered to have become untrue, incomplete or misleading in any material respect, where such change has not been cured within ten business days of notice, or (c) the other party commits one or more material breaches of the Merger Agreements considering all such breaches in the aggregate, where such breach has not been cured within ten business days of notice, or (iii) by First Southeast if the average of the daily closing prices of a share of Firstar Common Stock during a specified ten trading days before the Closing Date is less than $27.00. See "THE PROPOSED
	MERGER--Termination, Amendment and Waiver of Merger Agreements."

Interests of Certain Persons in the Merger:

	Directors and executive officers of First
	Southeast and the Bank have an interest in the Merger to the extent that it will affect their stock of First Southeast.
	Further, Firstar and FCW currently intend to retain the current officers of the Bank after the Merger and have agreed to ask Mr.
	Straz, a director and executive officer of First Southeast, to join the Board of Firstar's and FCW's subsidiary, Firstar
	Bank Milwaukee, N.A.  See "THE PROPOSED
	MERGER--Management and Operations of First
	Southeast after the Merger; Interests of First Southeast Management in the Merger."

Resales of Firstar Common Stock by Affiliates:

	Resales of Firstar Common Stock issued to
	"affiliates" of First Southeast have not been registered under applicable securities laws in connection with the Merger. Such shares may only be sold (a) under a separate registration for distribution
	(which Firstar has not agreed to provide),
	(b) pursuant to Rule 145 under the
	Securities Act of 1933, as amended, or
	(c) pursuant to some other exemption from registration. For Firstar to be able to account for the Merger as a pooling of interests, certain additional restrictions will be placed on affiliates of First
	Southeast and Firstar with respect to
	dispositions of First Southeast Common
	Stock and Firstar Common Stock during the period beginning 30 days before the Merger and ending when the results for at least 30 days of post-Merger combined operations have been published. See "THE PROPOSED
	MERGER--Resale of Firstar Common Stock."

Preferred Stock Purchase Rights:

	Firstar has adopted a Shareholder Rights
	Plan, pursuant to which each share of
	Firstar Common Stock, including the Firstar
	Common Stock to be issued in the Merger, entitles its holder to one-half of a right
	("Preferred Stock Purchase Right") to
	purchase one one-hundredth of a share of Firstar's Series C Preferred Stock under certain limited circumstances. The Rights have certain anti-takeover effects. The
	Rights will cause substantial dilution to a person or group that attempts to acquire
	Firstar without conditioning the offer on redemption of the Rights or on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by Firstar's Board of Directors prior to the time that the Rights have become nonredeemable. See "THE
	PROPOSED MERGER--Certain Differences in
	Rights of Shareholders."

Markets and Dividends:

	There is no established public trading
	market for First Southeast stock.

	The following table sets forth the closing price per share of Firstar Common Stock as reported on the Consolidated Tape System for NYSE stock on the dates set forth, which include February 9, 1994, the last trading day preceding public announcement of the Merger, and June ___, 1994, as well as the equivalent per share prices for First Southeast Common Stock. The equivalent per share price of First
	Southeast Common Stock at each specified date represents the closing price of a share of Firstar Common Stock on such date multiplied by the unadjusted Merger conversion factor of 16.91844. See "THE
	PROPOSED MERGER--Terms."

                                              Equivalent
                                                 First
                                   Firstar	    Southeast
                                   Common	     Per Share
                                   Stock 	       Price

 Market Value Per Share at:
     December 31, 1993	             $30.75	      $520.24
     February 9, 1994	              $30.75	      $520.24
     March 31, 1994		               $33.00 	     $558.31
     June ___, 1994		               $            $

	Because the market price of Firstar Common
	Stock is subject to fluctuation and the
	conversion ratio is fixed, the market value of the shares of Firstar Common Stock that holders of First Southeast Common Stock will receive in the Merger may increase or decrease prior to the Merger. First
	Southeast shareholders are advised to
	obtain current market quotations for
	Firstar Common Stock.

	In 1992, First Southeast paid dividends of
	$9.35 per share; in 1993 no dividends were paid; in 1994 prior to execution of the Merger Agreements, First Southeast paid dividends of $9.35 per share. Between execution of the Merger Agreements and the Closing Date, First Southeast can pay aggregate cash dividends in amounts not to exceed the cash dividends that shareholders of First Southeast would have received from Firstar had they owned 1,801,577 shares of Firstar Common Stock after February 15,
	1994. There can be no assurance as to the amount of future dividends on First
	Southeast Common Stock, because the
	dividend policy of First Southeast is
	subject to the discretion of the Board of Directors of First Southeast, cash needs and general business conditions.


SELECTED CONSOLIDATED FINANCIAL DATA OF FIRSTAR
- -----------------------------------------------------------------------------
The following table sets forth in summary form certain consolidated financial data of Firstar. This summary should be read in conjunction with the financial review and consolidated financial statements included in the documents incorporated by reference in this Proxy Statement-Prospectus.

                               Three Months Ended
                               March 31            Years Ended December 31
                               ------------------  ------------------------------------------------
                                 1994      1993      1993      1992      1991      1990      1989
                               --------  --------  --------  --------  --------  --------  --------
Income Summary
(Thousands of dollars)

Net interest revenue          $144,015  $139,752  $568,056  $539,152  $480,596  $429,954  $413,102
Provision for loan losses        2,958     6,334    24,567    44,821    50,276    49,161    52,362
                               --------  --------  --------  --------  --------  --------  --------
Net interest revenue after
  loan loss provision          141,057   133,418   543,489   494,331   430,320   380,793   360,740
Other operating revenue         83,113    79,325   342,265   300,767   272,535   248,301   225,521
Other operating expense        144,203   141,739   587,744   557,566   515,536   464,800   429,508
                               --------  --------  --------  --------  --------  --------  --------
Income before income taxes
  & extraordinary item          79,967    71,004   298,010   237,532   187,319   164,294   156,753
Provision for income tax        26,745    20,978    93,716    71,547    52,988    46,837    45,618
                               --------  --------  --------  --------  --------  --------  --------
Net income                    $ 53,222  $ 50,026  $204,294  $165,985  $134,331  $117,457  $111,135
                               ========  ========  ========  ========  ========  ========  ========

Per common share:
   Net income                 $   0.83  $   0.78  $   3.15  $   2.62  $   2.14  $   1.82  $   1.72
   Dividends                      0.26      0.22      1.00      0.80      .705      .635      .545

Selected Period-End Balances
(Millions of dollars)
Total assets                  $ 13,908  $ 12,880  $ 13,794  $ 13,169  $ 12,309  $ 12,020  $ 11,163
Loans                            9,000     8,107     8,984     8,111     7,545     7,346     6,871
Deposits                        10,771    10,518    11,164    10,884    10,063     9,721     8,931
Long-term debt                     126       132       126       158       144       185       166
Stockholders' equity             1,190     1,092     1,156     1,048       916       844       790

Selected Financial Ratios
Net income as a %
  of average assets               1.62 %    1.61 %    1.59 %    1.36 %    1.16 %    1.06 %    1.07 %
Net income as a % of average
  common equity                  18.37     19.48     18.61     17.43     15.85     14.83     15.65
Net interest margin %             5.11      5.21      5.21      5.27      5.00      4.76      4.88
Total capital to risk-adjusted
  assets                         13.57     13.80     13.18     13.20     11.92     11.94     12.09
Nonperforming assets as a % of
  period-end loans and other
  real estate                     0.89      1.14      0.72      1.09      1.43      1.87      1.61
Reserve for loan losses as a %
  of period-end loans             1.95      2.12      1.95      2.08      2.00      1.83      1.69
Net charge-offs as a % of
  average loans                   0.11      0.21      0.25      0.43      0.47      0.48      0.66




SELECTED CONSOLIDATED FINANCIAL DATA OF FIRST SOUTHEAST
- ------------------------------------------------------------------------------
The following table sets forth in summary form certain consolidated financial data of First Southeast. This summary should be read in conjunction with Management's Discussion and Analysis and consolidated financial statements included in this Proxy Statement-Prospectus.


                                    Three Months Ended
                                    March 31            Years Ended December 31
                                    ------------------  ----------------------------
                                      1994      1993      1993      1992      1991
                                    --------  --------  --------  --------  --------
Income Summary
(Thousands of dollars)

Net interest revenue               $  3,876  $  3,518  $ 15,505  $ 15,361  $ 14,626
Provision for loan losses              -        1,137     4,800       600       600
                                    --------  --------  --------  --------  --------
Net interest revenue after
  loan loss provision                 3,876     2,381    10,705    14,761    14,026
Other operating revenue                 634       743     2,844     4,774      (472)
Other operating expense               3,664     3,316    15,319    14,616    13,722
                                    --------  --------  --------  --------  --------
Income (loss) before income
  taxes and cumulative effect of
  change in accounting principle        846      (192)   (1,770)    4,919      (168)
Income tax expense (benefit)            214      (114)   (1,061)      982      (224)
                                    --------  --------  --------  --------  --------
Income (loss) before cumulative
  effect of change in accounting
  principle                             632       (78)     (709)    3,937        56
Cumulative effect of change
  in accounting principle              -          325       325      -         -
                                    --------  --------  --------  --------  --------
Net income (loss)                  $    632  $    247  $   (384) $  3,937  $     56
                                    ========  ========  ========  ========  ========

Per common share:
   Net income (loss) before
     cumulative effect of change
      in accounting principle      $   5.93  $  (0.74) $  (6.65) $  36.97  $   0.53
   Cumulative effect of change
      in accounting principle          -         3.05      3.05      -         -
   Net income (loss)                   5.93      2.31     (3.60)    36.97      0.53
   Dividends                           9.35      -         -         9.35      5.53

Selected Period-End Balances
(Thousands of dollars)
Total assets                       $422,306  $413,517  $423,882  $426,715  $435,339
Loans, net                          237,016   242,476   241,201   249,677   287,726
Deposits                            374,285   368,367   381,859   381,696   391,634
Long-term debt                        6,000     7,500     6,000     9,100    11,000
Stockholders' equity                 30,809    30,781    30,250    30,634    29,692



COMPARATIVE PER COMMON SHARE DATA
- ---------
  The following table presents selected comparative unaudited per share data for Firstar Common Stock and First Southeast Common Stock on a historical and pro forma combined basis and for First Southeast Common Stock on a pro forma equivalent basis giving effect to the Merger on a pooling-of-interests accounting basis.

  This information is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Merger been consummated prior to the periods indicated.

                                     Quarter
                                      Ended    Years Ended December 31
                                     March 31  -------------------------
                                       1994     1993     1992     1991
                                     --------  -------  -------  -------
Firstar Corporation - Historical:
  Net income                        $   0.83  $  3.15  $  2.62  $  2.14
  Cash dividend declared                0.26     1.00     0.80     .705
  Book value (at period end)           18.51    17.96    15.94    14.17
First Southeast Banking Corp - Historical
  Net income                        $   5.93  $ (3.60) $ 36.97  $  0.53
  Cash dividend declared                9.35      -       9.35     5.53
  Book value (at period end)          289.32   284.08   287.68   260.06
Firstar-First Southeast - Pro Forma Combined:
  Net income (1)                    $   0.81  $  3.06  $  2.61  $  2.08
  Cash dividend declared(2)             0.26     1.00     0.80     .705
  Book value (at period end)(3)        18.47    17.93    15.97    14.21
First Southeast Banking Corp. Common Stock -
  Equivalent Pro Forma Combined(4):
   Net income (1)                   $  13.70  $ 51.77  $ 44.16  $ 35.19
   Cash dividend declared               4.40    16.92    13.53    11.93
   Book value (at period end)         312.48   303.35   270.19   240.41


(1) The pro forma combined net income per share (based on weighted average shares outstanding) is based upon the combined historical net income for Firstar and First Southeast reduced for dividend payments on Firstar's outstanding Series B Preferred Stock divided by the average pro forma common shares of the combined entity.

(2) The pro forma combined dividends declared assume no changes in historical dividends declared per share by Firstar.

(3) The pro forma combined book values per share of Firstar Common Stock are based upon the historical total common equity for Firstar and First Southeast divided by total pro forma common shares of the combined entity assuming conversion of the First Southeast Common Stock as stated in the Merger Agreements.

(4) The equivalent pro forma combined income, dividends and book value per share of Firstr Southeast Common Stock represent the pro forma combined amounts multiplied by the assumed exchange ratio of 16.91844, which is based on the terms of the Merger Agreements.



HISTORICAL AND PRO FORMA SELECTED FINANCIAL CONTRIBUTIONS
- --

The following table sets forth certain consolidated financial data of Firstar as of and for the quarter ended March 31, 1994 and the data on a pro forma combined basis after giving effect to the acquisition of First Southeast.

                                                First
                               Firstar        Southeast       Pro Forma
                             Historical      Historical       Combined
                             -----------     -----------     -----------

For the quarter ended March 31, 1994:   (thousands of dollars)
  Total revenue
   Amount                  $    297,762    $      7,188    $    304,950
   Percentage of total            97.64%           2.36%

  Net income
   Amount                  $     53,222    $        632    $     53,854
   Percentage of total            98.83%           1.17%


At March 31, 1994:

  Total assets
   Amount                  $ 13,908,410    $    422,306    $ 14,330,716
   Percentage of total            97.05%           2.95%

  Stockholders' equity
   Amount                  $  1,190,386    $     30,809    $  1,221,195
   Percentage of total            97.48%           2.52%

  Shares of Common Stock
   Amount                    64,318,011       1,801,577      66,119,588
   Percentage of total            97.28%           2.72%


	                       MEETING INFORMATION



	General

			This Proxy Statement of First Southeast and
	Prospectus of Firstar is being furnished in connection with the solicitation by the Board of Directors of First Southeast of proxies to be voted at the Special Meeting of shareholders of First Southeast to be held on July ___, 1994, and any adjournment thereof. The purpose of the Special Meeting and of the solicitation is (i) to obtain approval of the holders of First Southeast Common Stock of the Merger of First Southeast with and into FCW pursuant to the Merger Agreements and
	(ii) the transaction of such other business as may properly come before the meeting or any adjournments thereof. Each copy of this Proxy Statement-Prospectus mailed to holders of First Southeast Common Stock is accompanied by a form of proxy for use at the First Southeast Special Meeting.

			The Merger Agreements provide for the acquisition of First Southeast by Firstar, to be accomplished through the statutory merger of First Southeast with and into FCW. Each of the outstanding shares of First Southeast Common Stock, except shares with respect to which the holders have exercised and preserved in accordance with law their statutory dissenters' rights, will be converted into the right to receive 16.91844 shares of Firstar Common Stock. See "THE PROPOSED
	MERGER--Terms."

			This Proxy Statement-Prospectus is also furnished by Firstar to First Southeast shareholders as a prospectus in connection with the issuance by Firstar of shares of Firstar
	Common Stock upon consummation of the Merger.  This Proxy
	Statement-Prospectus, the attached Notice, and the form of proxy enclosed herewith are first being mailed to shareholders on or about June ___, 1994.

	Date, Place and Time

			The First Southeast Special Meeting will be held at the offices of First Southeast, 303 Center Street, Lake Geneva, Wisconsin, on July ___, 1994, at 9:00 a.m. (local time).

	Record Date; Vote Required

			The close of business on May 31, 1994, has been fixed by the Board of Directors of First Southeast as the Record Date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. On that date there were outstanding and entitled to vote 106,486 shares of First
	Southeast Common Stock, of which 105,886 were held by directors or executive officers of First Southeast. Neither Firstar nor any of its or FCW's directors or executive officers own any shares of First Southeast Common Stock. Each outstanding share of First Southeast stock entitles the record holder thereof to one vote on all matters to be acted upon at the Special
	Meeting. The affirmative vote of a majority of the issued and outstanding shares of First Southeast Common Stock entitled to vote is required to approve the Merger Agreements.

			In order to induce Firstar to enter into the Merger Agreements, all the shareholders of First Southeast entered into the Voting Agreements with Firstar and First Southeast. Pursuant to the Voting Agreements, all the outstanding shares of First Southeast Common Stock on the Record Date will be voted in favor of the Merger Agreements, thereby assuring approval of the Merger Agreements at the Special Meeting. The Shareholders have also agreed not to vote their shares in favor of any acquisition of First Southeast by anyone other than Firstar or its affiliates.

	Voting and Revocation of Proxies

			For the reasons described in more detail below under "THE PROPOSED MERGER--Background of and Reasons for the Merger," it is the opinion of the Board of Directors of First Southeast that the Merger is in the best interests of the holders of First Southeast Common Stock. ACCORDINGLY, THE
	BOARD OF DIRECTORS OF FIRST SOUTHEAST UNANIMOUSLY RECOMMENDS
	THAT HOLDERS OF FIRST SOUTHEAST COMMON STOCK VOTE "FOR"
	APPROVAL OF THE MERGER AGREEMENTS.

			Wisconsin law affords dissenters' rights to holders of First Southeast Common Stock who object to the Merger
	Agreements in accordance with statutory procedures. See "THE PROPOSED MERGER--Rights of Dissenting Shareholders."

			All properly executed proxies not revoked will be voted at the Special Meeting in accordance with the instructions contained therein. Proxies containing no instructions will be voted "FOR" approval of the Merger Agreements. If any other matters are properly brought before the Special Meeting and submitted to a vote, all proxies will be voted in accordance with the judgment of the persons voting the proxies. Any shareholder executing and returning a proxy may revoke it by later proxy received by, or by giving written notice to, First Southeast or by attending the Special Meeting and voting in person. However, the mere presence of a holder of First Southeast Common Stock at the Special Meeting will not operate to revoke a proxy previously executed and returned. Failure to submit a proxy or to vote at the Special Meeting has the same effect as a negative vote for purposes of approving or disapproving the Merger Agreements. See "THE PROPOSED MERGER-- Rights of Dissenting Shareholders."

	Solicitation of Proxies

			The expenses incurred in connection with the solicitation of proxies for the Special Meeting will be borne by First Southeast. However, because this Proxy Statement-Prospectus constitutes part of the Registration Statement filed by Firstar under the Securities Act of 1933, Firstar will bear the expense of preparing, filing and duplicating this Proxy Statement- Prospectus. First Southeast expects to solicit proxies primarily by mail; however, directors of First Southeast who will not be specifically compensated for such services, may also solicit proxies personally or by telephone or other forms of communication. It is not anticipated that anyone will be specifically engaged to solicit proxies.




	                      THE PROPOSED MERGER



			The following description of the Merger is qualified in its entirety by reference to the Merger Agreements, which are incorporated by reference into this Proxy
	Statement-Prospectus.

	Background of and Reasons for the Merger

			For many years, First Southeast has operated as a corporation controlled by David A. Straz, Jr., First
	Southeast's chief executive officer, who together with two members of his family owns all of First Southeast's common stock. During that period, First Southeast took actions which the Board of Directors believed would be prudent to continue First Southeast as an independent operation, although Mr. Straz and First Southeast periodically received indications of interest from other financial institutions as to their interest in a possible combination transaction with First Southeast. Because of Mr. Straz' substantial experience in the banking field and his majority ownership of First Southeast, Mr. Straz would generally evaluate the offers to determine whether they represented an attractive opportunity.

			In February 1992, First Southeast entered into a conditional agreement with an unrelated bank holding company for the acquisition of First Southeast. Because certain conditions specified in the agreement were not met, the agreement was terminated in March 1992. After the termination of that agreement, Mr. Straz and First Southeast continued to receive expressions of interest in the acquisition of First Southeast by other financial institutions, including Firstar. Although First Southeast held serious discussions with several of these institutions, only the discussions with Firstar progressed to a point where Mr. Straz believed that a firm offer, acceptable to him, would likely be forthcoming.

			After the initial discussions with Firstar, Firstar was invited to conduct more intensive due diligence with respect to First Southeast. After that due diligence, officers of Firstar and Mr. Straz, on behalf of First Southeast, engaged in negotiations regarding the terms of a possible acquisition. Those discussions resulted in execution and announcement of the Merger Agreements in February, 1994.

	First Southeast Board Recommendation

			The First Southeast Board believes that the Merger represents an opportunity for holders of First Southeast Common Stock to exchange their shares of First Southeast Common stock at an attractive exchange ratio for a security with a greater market liquidity. The Board of Directors also believes that ownership of Firstar Common Stock presents an opportunity for future appreciation, and represents a diminution of risk because of the broader base of Firstar operations.

			THEREFORE, THE BOARD OF DIRECTORS OF FIRST SOUTHEAST HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS APPROVAL OF
	THE MERGER BY SHAREHOLDERS.

			In making its recommendation, the First Southeast Board has not sought the advice of an independent financial advisor. Because of the controlling interest of Mr. Straz and his family members, Mr. Straz' experience in the banking industry, and his satisfaction with the terms and conditions of the transaction, the Board does not believe that the expense of such an advisor is warranted.

	Terms

			The Merger Agreements provide that First Southeast will be merged with and into FCW, which will be the surviving corporation.

			Upon consummation of the Merger, all the issued and outstanding shares of First Southeast Common Stock, except any Dissenting Shares, will be acquired in exchange for Firstar
	Common Stock or cash in lieu of any fractional shares of Firstar Common Stock. Each of the shares of First Southeast
	Common Stock that are to be converted into Firstar Common Stock will be converted into the number of shares of Firstar Common
	Stock that is equal to the quotient produced by dividing
	(i) the purchase price per share, $558.31, by (ii) $33.00. Therefore, the Merger exchange ratio will be 16.91844 shares of Firstar Common Stock for each share of First Southeast Common Stock.

			No fractional shares of Firstar Common Stock will be issued in the Merger. Each holder of First Southeast Common
	Stock who would otherwise be entitled to receive a fractional share will receive cash in an amount equal to the cash value of the fraction, which cash value will be based upon the market value of Firstar Common Stock as described above.

	Voting and Stock Purchase Agreements of First Southeast's
	Shareholders

			The Shareholders entered into the Voting Agreements, which provide that (a) the Shareholders will vote all their shares of First Southeast Common Stock in favor of the Merger at any shareholder meeting or, if their consent is sought by First Southeast, consent to the Merger; (b) the Shareholders will not vote in favor of or consent to the acquisition of First Southeast by any party other than Firstar or its affiliates prior to the termination of the Voting Agreements;
	and (c) the subject shares will generally not be transferred.

			Each Voting Agreement also provides that Firstar has the exclusive right to purchase any or all of the shares of First Southeast Common Stock owned by each Shareholder for
	$558.31 per share, payable in cash, subject to any necessary regulatory approval, after any events or circumstances that lead Firstar reasonably to believe that First Southeast is likely to materially breach the Merger Agreements. The purchase price per share under the Voting Agreements is equal to the Dollar Purchase Price Per Share specified in the Merger Agreements. The Voting Agreements will terminate if the Merger Agreements terminate.

	Material Contacts Among Firstar and First Southeast

			In 1990 and 1991 First Southeast and Firstar had engaged in preliminary merger discussions but had determined not to proceed at that time.

			First Southeast's conditional merger agreement with an unrelated bank holding company terminated in 1992. In
	September 1993, Firstar and First Southeast again commenced merger discussions; these ultimately resulted in execution of the Merger Agreement. Since the commencement of these negotiations, except for the Merger Agreements and the related agreements entered into between the parties at the same time, no material contracts or other similar arrangements have been entered into between Firstar or its affiliates and First
	Southeast or its affiliates.

			Neither Firstar nor FCW nor any of their respective directors or executive officers holds directly or indirectly any shares of First Southeast Common Stock.

	Conduct of Business Until the Merger

			The Merger Agreements provide that First Southeast and Firstar will take or refrain from taking certain actions prior to the Closing Date.

			After execution of the Merger Agreements, First Southeast cannot pay any dividends or make any distributions on First Southeast Common Stock other than cash dividends in amounts not to exceed in the aggregate an amount equal to the cash dividends that the shareholders of First Southeast would have received from Firstar had they owned, after February 15, 1994, 1,801,577 shares of Firstar Common Stock on the record dates in such quarters for the determination of Firstar shareholders entitled to receive dividends. The Merger Agreements also provide that First Southeast will not permit the Banks to declare or pay any dividends or make any distributions on their capital stock, except cash dividends in an aggregate amount equal to the amount necessary to
	(i) service existing indebtedness of First Southeast, (ii) fund First Southeast's payment of cash dividends as described above,
	(iii) pay ordinary and necessary operating expenses of First Southeast on a basis consistent with prior years, and (iv) pay expenses expressly contemplated by the Reorganization Agreement.

			Under the Merger Agreements, First Southeast cannot effect any change in its capitalization or that of the Banks (except in connection with the Bank-level Merger discussed) or any change in its corporate structure or methods of accounting or tax reporting. First Southeast has also agreed not to initiate, solicit or encourage any transactions competing with the proposed Merger with FCW.

			The Merger Agreements also provide that First Southeast will, and will cause each of the Banks to, conduct its business in substantially the same manner as conducted prior to the date of the Merger Agreements and use its best efforts to maintain and preserve its business organization intact, retain its present employees and maintain its relationships with customers. First Southeast will not, nor will it permit the Banks to, enter into any transactions or take any other action other than in the ordinary course of business or as contemplated by the Merger Agreements, except with the prior written consent of Firstar.

			First Southeast and the Banks will cooperate with Firstar and FCW to effect the bank mergers and the branch transfer described in "THE PROPOSED MERGER--Management and Operations of First Southeast after the Merger; Interests of First Southeast Management in the Merger," contingent on the Closing. First Southeast, pursuant to the Merger Agreements, has agreed to withdraw its applications to the Wisconsin Commissioner of Banking for approval of the Banks' charter conversions and merger with each other. First Southeast has agreed to cooperate with Firstar and FCW in effecting the bank-level mergers and the closings of three bank branches specified in the Reorganization Agreement, after the Closing.

			Prior to the Closing, First Southeast and the Banks must sell their life insurance policies on Mr. Straz, First Southeast's investments in common stock of Southern Exchange
	Bank and Wisconsin Energy Corp., and the Banks' out-of-state loan participations. Mr. Straz or entities under his control will purchase the life insurance policies and stock of Southern Exchange Bank and may purchase the loan participations; these assets have a value of approximately $5.5 million in the aggregate. The stock of Wisconsin Energy Corp. has been sold.

			Firstar has agreed to indemnify First Southeast from certain damages it may incur under plant closing laws.

			Firstar, as the sole shareholder of FCW, has approved the Merger Agreements.

	Date of the Merger

			Under the BHCA, the Merger requires the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). It is anticipated that the Federal Reserve Board will act on Firstar's application in June, 1994. The Merger cannot take effect before the 30th calendar day or, absent an extension granted by the Federal Reserve Board, later than three months following the date of approval by the Federal Reserve Board. See "THE PROPOSED MERGER--Conditions to the Merger; Regulatory Approval."

			Under the Merger Agreements, the Merger will occur within five days of satisfaction of all of the conditions to the Merger, including the expiration of the statutory waiting period after Federal Reserve Board approval, or on such date as Firstar and First Southeast may both agree to, and will take effect upon the date FCW and First Southeast file Articles of Merger with the Wisconsin Secretary of State. It is anticipated that the Closing Date will be July ___, 1994.

	Conditions to the Merger

			The Merger Agreements provide that consummation of the Merger is subject to certain conditions unless waived to the extent waiver is permitted by applicable law. Such conditions include the following, which are all the material conditions:

	     a.	The Merger Agreements must have been approved by the
		  requisite vote of the holders of a majority of the issued and outstanding shares of First Southeast Common Stock and holders of no more than 5% of the issued and outstanding shares of First Southeast Common Stock shall have asserted Dissenter's Rights. See "MEETING INFORMATION--Record Date; Vote Required" and "THE PROPOSED MERGER--Voting and Stock Purchase Agreements of First Southeast's Shareholders."

	     b.	The Firstar Common Stock to be issued in the Merger
		  must have been qualified or exempted under all applicable state securities laws and there must have been no stop order issued that suspends the effectiveness of the Registration Statement of which this Proxy Statement-Prospectus is a part.

	     c.	The Merger must have been approved by the Federal
		  Reserve Board. See "THE PROPOSED MERGER--Date of the Merger; Regulatory Approval."

	     d.	There must not have been any material adverse change
		  in the financial condition, assets, liabilities, prospects, results of operation or business of First Southeast or either Bank from February 10, 1994, to the Closing Date.

	     e.	Continued accuracy of representations and warranties
		  by Firstar and First Southeast regarding, among other things, the organization of the parties, financial statements, capitalization, pending and threatened litigation, enforceability of the Merger Agreements, compliance with law, and tax matters.

	     f.	As of the Closing Date, (a) there must not be any
		  litigation that was not disclosed prior to execution of the Merger Agreements, pending or overtly threatened before any court or other governmental agency by the federal or any state government seeking to restrain or prohibit the Merger, and (b) there must not be any litigation that was not disclosed prior to the execution of the Merger Agreements, pending or overtly threatened nor any liability or claim asserted against First Southeast or either Bank that might result in a material adverse change in its financial condition, results of operations or business prospects.

	     g.	Any review or examination of the financial condition
		  of First Southeast by Firstar and/or KPMG Peat
		  Marwick must not have disclosed material breaches of the Merger Agreements.

	     h.	Firstar must have received confirmation from KPMG
		  Peat Marwick, its certified public accountants, approving the accounting treatment of the Merger as a pooling of interests. See "THE PROPOSED
		  MERGER--Accounting Treatment of the Merger."

	     i.	Firstar shall have had the opportunity to conduct an
		  audit of any First Southeast employee benefit plans.

	     j.	As of the Closing Date, the allowance for loan losses
		  of each of the Banks must not be less than an amount equal to 2.0% of its gross loans outstanding.

	     k.	Firstar and FCW, on the one hand, and First
		  Southeast, on the other hand, shall each have received opinions from Foley & Lardner that the Merger will be treated as a tax-free reorganization under the Code. See "THE PROPOSED MERGER--Certain Federal Income Tax Consequences."

	     l.	It is a condition to Firstar's obligation to close
		  that the Federal Reserve Bank of Chicago shall have agreed that a formal agreement and a Memorandum of Understanding regulating First Southeast shall not apply to Firstar or FCW after the Closing. Firstar has requested such an agreement by the Federal Reserve Bank of Chicago. See "THE PROPOSED MERGER--Regulatory Approvals."

	     m.	Firstar shall have had an opportunity to conduct
		  environmental audits of the Banks' real property.

			It is anticipated that all of the foregoing conditions will be met.

			In addition, unless waived, each party's obligation to effect the Merger is subject to performance by the other party of its obligations under the Merger Agreements and the receipt of certain certificates from the other party and legal opinions. See "THE PROPOSED MERGER--Conduct of Business Until the Merger."

	Regulatory Approval

			The Merger is subject to prior approval by the Federal Reserve Board under the BHCA, which requires that the Federal Reserve Board take into consideration the financial and managerial resources and future prospects of the respective institutions and the convenience and needs of the communities to be served. The BHCA prohibits the Federal Reserve Board from approving the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Federal Reserve Board has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position.

			Under the BHCA, the Merger may not be consummated until the 30th day following the date of Federal Reserve Board approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically orders otherwise. The BHCA provides for the publication of notice and public comment on the applications and authorizes the regulatory agency to permit interested parties to intervene in the proceedings.

			Firstar and FCW submitted an application for filing with the Federal Reserve Bank of Chicago on April 27, 1994.
	The application was accepted for filing on May ___, 1994.
	Firstar anticipates that the Federal Reserve Board will act on the application in June, 1994.

			In conjunction with the application for approval of Merger, Firstar submitted a written request that the Federal Reserve Bank of Chicago agree that the agreement among the Reserve Bank, First Southeast and Mr. Straz dated August 14,
	1984 (the "Formal Agreement"), and the Memorandum of
	Understanding between the Reserve Bank and First Southeast dated November 6, 1991 (the "MOU"), will not apply to Firstar or FCW after the Closing. Firstar has had discussions with a representative of the Reserve Bank who stated that the requested termination of the Formal Agreement and the MOU is likely to be granted.

			There can be no assurance that the Federal Reserve Board will approve the Merger, and if the Merger is approved, there can be no assurance as to the date of such approval.
	There can likewise be no assurance that the Department of Justice will not challenge the Merger or, if such a challenge is made, as to the result thereof. Finally, there can be no assurance that the requested formal approval of the Federal Reserve Bank of Chicago of termination of the Formal Agreement and the MOU on the Closing Date will be granted.

	Termination, Amendment and Waiver of Merger Agreements

			Firstar and First Southeast may each waive, as to the other, performance of any of the obligations and compliance with any of the covenants or conditions of the Merger
	Agreements (other than items (a), (b) and (c) in the "Conditions to the Merger" section above) and may amend or modify the Merger Agreements. Any such action by First
	Southeast taken following a favorable vote on or consent to the Merger by its shareholders may be taken only if, in the opinion of the Board of Directors of First Southeast, the action would not have a material adverse effect on the benefits intended for its shareholders under the Merger Agreements.

			The Merger Agreements may be terminated and the Merger abandoned by the mutual written consent of the Board of Directors of First Southeast and the Board of Directors or Interstate Banking and Acquisitions Committee of Firstar at any time prior to the Closing Date. In addition, the Merger may be abandoned by (a) either First Southeast or Firstar if (i) any condition set forth in Articles VII, VIII or IX of the Reorganization Agreement has not been substantially satisfied or waived in writing by October 31, 1994, (ii) any warranty or representation made by the other party in the Merger Agreements is discovered to have become untrue, incomplete or misleading, where any such breach is likely to have a material adverse impact on the other party and is not cured within ten business days of notice, (iii) the other party commits one or more material breaches of the Merger Agreements considering all such breaches in the aggregate, where such breach has not been cured within ten business days of notice, or (b) First Southeast if the average composite closing prices per share of Firstar Common Stock on the New York Stock Exchange and the Chicago Stock Exchange on the ten consecutive trading days immediately preceding the Closing Date is less than $27.00.

			The obligations of each party to keep confidential information received from the other under the Merger
	Agreements, to coordinate the public release of information about the Merger, and to pay its respective fees and expenses, survive the termination of the Merger Agreements.

			If the proposed Merger does not take place, other than by reason of a breach by any party to the Merger
	Agreements, there will be no liability on the part of First Southeast or Firstar except that (a) each party will pay its own fees and expenses incurred in connection with the preparation and performance of the Merger Agreements, (b) in connection with the preparation and filing of the Registration Statement and compliance with state securities laws, Firstar will bear the cost of preparation, filing and duplication of the Registration Statement, (c) Firstar will reimburse First Southeast and the Banks for any out-of-pocket fees and expenses they incurred at the request and direction of Firstar, as specified in the Reorganization Agreement, and (d) First Southeast agrees to reimburse Firstar for the costs of the environmental audits discussed in "THE PROPOSED MERGER--Conditions to the Merger." In the event of termination of the Merger Agreements caused by (a) willful breach of any agreement or covenant contained therein, (b) any material misrepresentation or breach of warranty, which was known to be a misrepresentation or breach of warranty by First Southeast or Firstar on February 10, 1994, or (c) the failure of any condition precedent to the consummation of the Merger which has failed because the non-terminating party did not exercise good faith and best efforts toward the fulfillment of such condition; then the terminating party shall be entitled to all its legal and equitable remedies.

	Management and Operations of First Southeast after the Merger; Interests of First Southeast Management in the Merger

			The Merger Agreements provide that, on the Closing Date, First Southeast will be merged with and into FCW. The surviving entity will be FCW and the separate corporate existence of First Southeast will terminate. As a result of the Merger, the surviving corporation will be wholly owned by Firstar, and the Banks, which are now owned by First Southeast, will be controlled by Firstar.

			The officers and directors of FCW immediately prior to the Merger will continue as the officers and directors of the surviving corporation following the Merger. Following the Merger, Firstar and FCW will manage and direct the operations of the Banks as they manage and direct their present bank subsidiaries. Immediately following the Closing Date, one or more management representatives of Firstar will be added to the Boards of the Banks.

			Within a few months of the Closing Date, Firstar and FCW intend to a) merge First Bank Southeast with FCW's subsidiary, Firstar Bank Milwaukee, N.A., b) merge First Bank
	Lake Geneva with FCW's subsidiary, Firstar Bank Lake Geneva,
	N.A., c) close three Bank branches (transferring the loans and deposits to other Firstar branches), and d) transfer one of First Bank Southeast's former branches to Firstar Bank Lake
	Geneva, N.A. Pursuant to the proposed Agreement to Merge between First Bank Lake Geneva and Firstar Bank Lake Geneva,
	N.A., Firstar will offer to purchase all of the outstanding minority shares of First Bank Lake Geneva for at least $287.27 in cash per share. The dates for the bank-level mergers, branch closings and purchase and assumption, which are subject to regulatory approval, have not been determined at this time.
	At the time of the bank-level mergers and purchase and assumption, the officers of the Banks will become officers of the surviving banks.

			Firstar and Firstar Bank Milwaukee, N.A. have agreed, in a letter to Mr. Straz dated February 10, 1994, to cause him to be appointed to the Board of Directors of Firstar Bank
	Milwaukee as soon as reasonably practicable following the Closing Date.

			It is presently anticipated that there will be no other changes in management or other principal relationships for Firstar, FCW, First Southeast or the Banks that will result from this transaction.

			Firstar, when reasonably practicable following the Closing Date, intends to cause coverage under the Firstar
	Corporation Pension Plan and the Firstar Corporation Thrift and Sharing Plan to be extended to eligible employees of the Bank.

	Certain Federal Income Tax Consequences

			Firstar and First Southeast expect that the Merger will be treated as a tax-free reorganization and that for federal income tax purposes no gain or loss will be recognized by any First Southeast shareholder upon receipt of Firstar
	Common Stock pursuant to the Merger (except upon the receipt of cash in lieu of fractional shares of Firstar Common Stock).
	This discussion of tax consequences of the Merger assumes that none of the Shareholders will exercise dissenters' rights. The Internal Revenue Service has not been asked to rule upon the tax consequences of the Merger and such request will not be made. Instead, Firstar and First Southeast will rely upon the opinion of Foley & Lardner, their joint counsel, as to certain federal income tax consequences of the Merger. The opinion of Foley & Lardner is based entirely upon the Code, regulations now in effect thereunder, current administrative rulings and practice, and judicial authority, all of which are subject to change. Unlike a ruling from the Service, an opinion of counsel is not binding on the Service and there can be no assurance, and none is hereby given, that the Service will not take a position contrary to one or more positions reflected herein or that the opinion will be upheld by the courts if challenged by the Service. EACH HOLDER OF FIRST SOUTHEAST
	COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX AND
	FINANCIAL ADVISORS AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS AND
	CIRCUMSTANCES AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

			Based upon the opinion of Foley & Lardner, which in turn is based upon various representations and subject to various assumptions and qualifications, the following federal income tax consequences to the First Southeast shareholders will result from the Merger:

		  	(i)	Provided that the Merger of First Southeast
		  with and into FCW qualifies as a statutory merger under applicable law, the Merger will qualify as a reorganization within the meaning of Sections
		  368(a)(1)(A) and 368(a)(2)(D) of the Code, and First Southeast, Firstar and FCW will each be a party to the reorganization within the meaning of Section
		  368(b) of the Code.

		  	(ii)	No gain or loss will be recognized by the
		  holders of First Southeast Common Stock upon the exchange of First Southeast Common Stock solely for Firstar Common Stock pursuant to the Merger.

		  	(iii) The First Southeast shareholder's basis in
		  the Firstar Common Stock received in the exchange (including any fractional share interest to which he or she may be entitled) will be the same as the basis of the First Southeast Common Stock surrendered.

		  	(iv)	The holding period of the First Southeast
		  Common Stock received by a shareholder of First
		  Southeast pursuant to the Merger will include the period during which the First Southeast Common Stock surrendered was held, provided that the First
		  Southeast Common Stock surrendered was a capital asset on the date of the Merger.

		  	(v)	A First Southeast shareholder receiving
		  cash in lieu of fractional share interests of First Southeast Common Stock in the Merger will be treated as if he or she actually received such fractional share interests which were subsequently redeemed by Firstar. The cash a First Southeast shareholder receives will be treated as having been received as full payment in exchange for stock redeemed as provided in Section 302(a) of the Code.

			The foregoing is only a general description of certain anticipated federal income tax consequences of the Merger without regard to the particular facts and circumstances of the tax situation of each shareholder of First Southeast.
	It does not discuss all of the consequences that may be relevant to First Southeast shareholders entitled to special treatment under the Code (such as insurance companies, dealers in securities, exempt organizations or foreign persons). The summary set forth above does not purport to be a complete analysis of all potential tax effects of the transactions contemplated by the Merger Agreements or the Merger itself. No information is provided herein with respect to the tax consequences, if any, of the Merger under state, local or foreign tax laws.

	Certain Differences in Rights of Shareholders

			Firstar and First Southeast are both incorporated under the laws of the State of Wisconsin and, accordingly, the rights of both groups of shareholders are governed by Wisconsin law, as well as such corporations' respective Articles of Incorporation and Bylaws. Upon consummation of the Merger, First Southeast shareholders will become Firstar shareholders and their rights will be governed by Wisconsin law and Firstar's Articles of Incorporation and Bylaws. Although it is impractical to note all of the differences between statutory and other rights of Firstar shareholders and First Southeast shareholders, certain material differences are summarized below.

			Takeover Statutes. Wisconsin law regulates a broad range of "business combinations" between a Wisconsin corporation with registered stock, such as Firstar, and an "interested stockholder." Wisconsin law defines a "business combination" as including a merger or a share exchange, sale of assets, issuance of stock or rights to purchase stock and certain related party transactions. An "interested stockholder" is defined as a person who beneficially owns, directly or indirectly, 10% of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting stock within the last three years. In certain cases, Wisconsin law prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder, unless the board of directors approved the business combination or the acquisition of the stock prior to the acquisition date. In such cases, business combinations after the three-year restricted period are permitted only if
	(i) the business combination is approved by a majority of the outstanding voting stock not owned by the interested stockholder and (ii) the consideration to be received by shareholders meets certain requirements of the statute with respect to form and amount. Under Section 180.1143(1) of the Wisconsin Business Corporation Law, the restrictions on business combinations do not apply to companies like First Southeast which do not have voting stock registered or traded on a national securities exchange or registered under the Exchange Act.

			Section 180.1150 of the Wisconsin Business
	Corporation Law provides that in particular circumstances the voting of shares of a Wisconsin "issuing public corporation" (a Wisconsin corporation which has at least 100 Wisconsin resident shareholders, 500 or more shareholders of record and total assets exceeding $1 million) held by any person in excess of 20% of the voting power is limited to 10% of the full voting power of such excess shares. Full voting power may be restored under Section 180.1150 if a majority of the voting power of shares represented at a meeting, including those held by the party seeking restoration, are voted in favor of such restoration.

			Firstar is, and First Southeast is not, an "issuing public corporation" under Wisconsin law.

			In addition, Section 180.1132 of the Wisconsin Business Corporation Law sets forth certain fair price provisions which govern mergers and share exchanges with, or sales of substantially all a Wisconsin issuing public corporation's assets to, a 10% shareholder, mandating that any such transaction meet one of two requirements. The first requirement is that the transaction be approved by 80% of all shareholders and two-thirds of "disinterested" shareholders, which generally exclude the 10% shareholder. The second requirement is the payment of a statutory fair price, which is intended to insure that shareholders in the second step merger, share exchange or asset sale receive at least what shareholders received in the first step.

			Further, Section 180.1134 of the Wisconsin Business Corporation Law requires shareholder approval for certain transactions in the context of a tender offer or similar action for in excess of 50% of a Wisconsin issuing public corporation's stock. Shareholder approval is required for the acquisition of more than 5% of the corporation's stock at a price above market value, unless the corporation makes an equal offer to acquire all shares. Shareholder approval is also required for the sale or option of assets which amount to at least 10% of the market value of the corporation, but this requirement does not apply if the corporation meets certain minimum outside director standards.

			Preferred Stock.  The Restated Articles of
	Incorporation of Firstar authorize the Board of Directors of Firstar to issue up to 2,500,000 shares of preferred stock, $1.00 par value. The Board of Directors may establish the relative rights and preferences of preferred stock issued in the future without shareholder action and issue such stock in series. As of the date hereof, Firstar has reserved 600,000 shares of Series C Preferred Stock for issuance upon exercise of the Preferred Stock Purchase Rights, as further described below.

			First Southeast has no authorized shares of Preferred Stock and, accordingly, the rights of holders of First
	Southeast Common Stock to receive dividends or payment in the event of voluntary or involuntary dissolution, liquidation or winding up of First Southeast are not subject to the prior satisfaction of the rights of any other shareholders.

			Directors. The Board of Directors of Firstar is divided into three classes as nearly equal in number as possible, with the directors in each class serving for staggered three-year terms. At each annual meeting of Firstar's shareholders, the successors to the class of directors whose term expires at the time of such meeting are elected by a majority of the votes cast, assuming a quorum is present. A director of Firstar may be removed, with or without cause, only by the affirmative vote of not less than 75% of the then issued and outstanding shares taken at a special meeting of shareholders called for that purpose.

			All the directors of First Southeast are elected at the annual meeting of shareholders by the majority of the votes cast, assuming a quorum is present. A director of First
	Southeast may be removed, with or without cause, by the affirmative vote of the holders of a majority of the then issued and outstanding stock of First Southeast cast at a special meeting of shareholders called for that purpose.

			Dissenters' Rights. Under Wisconsin law, dissenting shareholders generally are entitled to receive payment of the fair value of any of their shares in connection with a merger, consolidation or sale of substantially all of the assets of a corporation, other than in the regular course of business.
	However, no dissenters' rights are available to any class of stock listed on a national securities exchange or quoted on NASDAQ on the applicable record date. Because Firstar Common
	Stock is listed on the New York Stock Exchange, Firstar's shareholders do not have rights of appraisal. Because First Southeast Common Stock is not listed on a national securities exchange or quoted on NASDAQ, First Southeast's shareholders have the statutory appraisal rights described. See "THE
	PROPOSED MERGER--Rights of Dissenting Shareholders" and Exhibit
	A hereto.

			Preferred Stock Purchase Rights. Firstar has adopted a Shareholder Rights Plan, pursuant to which each share of Firstar Common Stock entitles its holder to one-half of a Preferred Stock Purchase Right. Under certain conditions, each Preferred Stock Purchase Right entitles the holder to purchase one one-hundredth of a share of Firstar's Series C Preferred
	Stock at a price of $85, subject to adjustment. Recipients of Firstar Common Stock in connection with the Merger will also receive one Preferred Stock Purchase Right per share of Firstar Common Stock. The description of the terms of the Preferred
	Stock Purchase Rights are set forth in a Rights Agreement dated as of January 19, 1989 (the "Rights Agreement") between Firstar and Firstar Trust Company, as Rights Agent. The description of the Preferred Stock Purchase Rights contained herein is qualified in its entirety by reference to the Rights
	Agreement. The rights will only be exercisable if a person or group has acquired, or announced an intention to acquire, 20% or more of the outstanding shares of Firstar Common Stock.
	Under certain circumstances, including the existence of a 20% acquiring party, each holder of a Preferred Stock Purchase
	Right, other than the acquiring party, will be entitled to purchase at the exercise price Firstar Common Stock having a market value of two times the exercise price. In the event of the acquisition of Firstar by another company subsequent to a party acquiring 20% or more of Firstar Common Stock, each holder of a Preferred Stock Purchase Right is entitled to receive the acquiring company's common shares having a market value of two times the exercise price. The rights may be redeemed at a price of $.01 per right prior to the existence of a 20% acquiring party, and thereafter, may be exchanged for one common share per right prior to the existence of a 50% acquiring party. The Preferred Stock Purchase Rights will expire on January 19, 1999. The rights do not have voting or dividend rights, and until they become exercisable, have no dilutive effect on the earnings of Firstar. Under the rights plan, the Board of Directors of Firstar may reduce the thresholds applicable to the rights from 20% to not less than 10%.

			First Southeast does not have a shareholder rights plan.

	Accounting Treatment of the Merger

			It is anticipated that the acquisition of First Southeast will be treated as a "pooling of interests" for accounting purposes. Accordingly, under generally accepted accounting principles, the assets and liabilities of First Southeast will be recorded in the financial statements of Firstar at their carrying values as of the Closing Date. See "THE PROPOSED MERGER--Conditions to the Merger."

	Resale of Firstar Common Stock

			The shares of Firstar Common Stock to be issued in the Merger to holders of First Southeast Common Stock have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and thus could be freely traded if there were any holders of First Southeast Common Stock, who are not "affiliates" of First Southeast (and are not affiliates of Firstar at the time of the proposed resale). All three shareholders of First Southeast are affiliates of First
	Southeast. Pursuant to the Merger Agreements, Firstar has received a written undertaking from each affiliate of First Southeast to the effect that (a) the affiliate will not sell or dispose of Firstar Common Stock acquired by such affiliate in the Merger, except (i) under a separate registration for distribution (which Firstar has not agreed to provide), or
	(ii) pursuant to Rule 145 promulgated under the Securities Act, or (iii) pursuant to some other exemption from registration;
	and (b) the affiliate will not otherwise dispose of the Firstar Common Stock or otherwise reduce his or her risk relative to the Firstar Common Stock prior to the publication by Firstar of an earnings statement covering at least 30 days of combined operations after the Closing Date.

	Rights of Dissenting Shareholders

			Under the provisions of Section 180.1301 et seq. of the Wisconsin Business Corporation Law, a copy of which is attached to this Proxy Statement-Prospectus as Exhibit A, any holder of record or beneficial shareholder of First Southeast Common Stock has the statutory right to dissent from the Merger and obtain payment of the fair value of his or her shares in cash.

			However, each of the shareholders of First Southeast has contractually agreed with Firstar to vote in favor of the Merger. See "THE PROPOSED MERGER--Voting and Stock Purchase Agreements of First Southeast's Shareholders." Any holder electing to exercise his or her statutory dissenters' rights in breach of the Voting Agreements must deliver written notice of his or her intent to demand payment for his or her shares to First Southeast and not vote in favor of the Merger
	Agreements. Such notice must be delivered to First Southeast before the vote on the Merger Agreements is taken. A shareholder may object as to less than all of the shares registered in his name subject to the provisions of Section
	180.1303 of the Wisconsin Business Corporation Law.  A PROXY OR
	VOTE AGAINST THE MERGER AGREEMENTS WILL NOT, OF ITSELF, BE
	REGARDED AS A WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT FOR PURPOSES OF ASSERTING DISSENTERS' RIGHTS.

			Within 10 days of the Merger, FCW will give a written dissenters' notice to each dissenting shareholder who has made demand in accordance with Section 180.1321(1), containing a form for demanding payment, a statement indicating where the holder must send the payment demand, an explanation of the extent to which the transfer of shares will be restricted after the payment demand is received and a date by which the payment demand must be received by First Southeast. A holder to whom a dissenters' notice is sent, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters' notice.

			As soon as the Merger is effected or upon receipt of a demand for payment, whichever is later, FCW will pay each holder who has complied with the provisions of Section 180.1301 et seq. the amount that the corporation estimates to be the fair value of the holder's shares, plus accrued interest. Such payment will be accompanied by a copy of FCW's latest available financial statement, a statement of the corporation's estimate of the fair value of the shares, an explanation of how the interest was calculated, a statement of the dissenter's right to demand payment under Section 180.1328 of the Wisconsin
	Business Corporation Law if he or she is dissatisfied with the payment and a copy of Sections 180.1301 to 180.1331 of the Wisconsin Business Corporation Law.

			FCW may elect to withhold the payment required by
	Section 180.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenter's notice under Section 180.1322(2)(c) as the date of the first announcement to news media or to shareholders of the terms of the Merger. To the extent FCW makes such an election, it must estimate the fair value of the shares, plus accrued interest and pay that amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. FCW will send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under Section 180.1328 if the dissenter is dissatisfied with the offer.

			Any dissenter may notify the corporation of his or her estimate of the fair value of his or her shares and demand payment of such estimate less any payment received from the corporation or reject the corporation's payment or offer of payment for any one of the following reasons: the dissenter believes that the amount paid or offered by the corporation is less than the fair value of his or her shares or that the accrued interest is incorrectly calculated; the corporation fails to make the payment within 60 days after the date for demanding payment set out in the dissenters' notice; or First Southeast fails to effect the Merger and does not return the deposited shares within 60 days of the date set for demand of payment.

			In the event any holder of First Southeast Common Stock fails to comply strictly with the applicable statutory requirements, he or she will be bound by the terms of the Merger Agreements and will not be entitled to payment for his or her shares under such statute. If a shareholder complies strictly with the applicable statutory requirements to perfect a dissent, he or she will be entitled to payment under Section
	180.1301 et seq. of the Wisconsin Business Corporation Law but will be subject to contractual liability for breach of his or her Voting Agreement with Firstar. Any holder of First
	Southeast Common Stock who wishes to object to the Merger and demand payment for his or her shares of First Southeast Common Stock should consider consulting his or her own legal advisor.

			Since an executed proxy relating to First Southeast Common Stock on which no voting direction is made will be voted at the Special Meeting in favor of the Merger Agreements, an objecting shareholder who wishes to have his or her shares of First Southeast Common Stock represented by proxy at the Special Meeting but preserve his or her rights of appraisal must mark his proxy either to vote against the Merger
	Agreements or to abstain from voting thereon, make the required objection and demand, and make the required submission of stock certificates as described herein.

			The foregoing, while a summary of all material provisions of Section 180.1301 et seq. of the Wisconsin
	Business Corporation Law, is qualified in its entirety by reference to the text of such statutory provision, which is set forth in Exhibit A hereto.




	                       FIRSTAR CORPORATION



	General

			Firstar is a registered bank holding company incorporated in Wisconsin in 1929. Firstar is the largest bank holding company headquartered in Wisconsin. Firstar's 18 bank subsidiaries in Wisconsin had total assets of $9.7 billion at March 31, 1994. Its eleven Iowa banks, four Illinois banks and one Minnesota bank had total assets of approximately $2.5 billion, $949 million and $1.1 billion, respectively, as of March 31, 1994. Firstar has one bank in Phoenix, Arizona, with total assets of $99 million. Firstar's principal subsidiary, Firstar Bank Milwaukee, N.A., had total assets of $5.7 billion, which represented 41 percent of Firstar's consolidated assets at March 31, 1994, and is the largest commercial bank in Wisconsin.

			Firstar provides banking services throughout
	Wisconsin and Iowa and in the Chicago, Minneapolis-St. Paul and Phoenix metropolitan areas. Its Wisconsin bank subsidiaries operate in 112 locations, with offices in eight of the ten largest metropolitan population centers of the state, including 45 offices in the Milwaukee metropolitan area. Its Iowa bank subsidiaries operate in 42 locations; its Illinois bank subsidiaries in 15 locations; its Minnesota bank subsidiary in 24 locations; and its Arizona bank in three locations; and a trust subsidiary in Florida in two locations. Firstar's bank subsidiaries provide a broad range of financial services for companies based in Wisconsin, Iowa, Illinois and Minnesota, national business organizations, governmental entities and individuals. These commercial and consumer banking activities include accepting demand, time and savings deposits; making both secured and unsecured business and personal loans; and issuing and servicing credit cards. The bank subsidiaries also engage in correspondent banking and provide trust and investment services to individual and corporate customers. Firstar Bank Milwaukee, N.A., Firstar Bank Cedar Rapids, N.A. and Firstar Bank Madison, N.A. also conduct international banking services consisting of foreign trade financing, issuance and confirmation of letters of credit, funds collection and foreign exchange transactions. Nonbank subsidiaries provide retail brokerage services, trust and investment services, residential mortgage banking activities, title insurance, business insurance, consumer and credit related insurance, and corporate computer and operational services.

			 At March 31, 1994, Firstar and its subsidiaries employed 7,376 full-time and 2,125 part-time employees, of which approximately 943 full-time employees are represented by a union under a collective bargaining agreement that expires on August 31, 1996. Management considers its relations with its employees to be good.

	Competition

			Banking and bank-related services is a highly competitive business. Firstar's subsidiaries compete primarily in Wisconsin and the Midwestern United States. Firstar and its subsidiaries have numerous competitors, some of which are larger and have greater financial resources. Firstar competes with other commercial banks and financial intermediaries, such as savings banks, savings and loan associations, credit unions, mortgage companies, leasing companies and a variety of financial services and advisory companies located throughout the country.

	Supervision

			Firstar's business activities as a bank holding company are regulated by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, which imposes various requirements and restrictions on its operations. The activities of Firstar and those of its banking and nonbanking subsidiaries are limited to the business of banking and activities closely related or incidental to banking.

			The business of banking is highly regulated, and there are various requirements and restrictions in the laws of the United States and the states in which the subsidiary banks operate, including the requirement to maintain reserves against deposits and adequate capital to support their operations, restrictions on the nature and amount of loans which may be made by the banks, restrictions relating to investment (including loans to and investments in affiliates), branching and other activities of the banks.

			Firstar's subsidiary banks with a national charter are supervised and examined by the Comptroller of the Currency. The subsidiary banks with a state charter are supervised and examined by their respective state banking agencies and either by the Federal Reserve if a member bank of the Federal Reserve or by the FDIC if a nonmember. All of the Firstar subsidiary banks are also subject to examination by the Federal Deposit Insurance Corporation.

			In recent years Congress has enacted significant legislation which has substantially changed the federal deposit insurance system and the regulatory environment in which depository institutions and their holding companies operate.
	The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), the Comprehensive Thrift and Bank Fraud Prosecution and Taxpayer Recovery Act of 1990 and the Federal Deposit Insurance Corporation Improvement Act of 1991
	("FDICIA") have significantly increased the enforcement powers of the federal regulatory agencies having supervisory authority over Firstar and its subsidiaries. Certain parts of such legislation, most notably those which increase deposit insurance assessments and authorize further increases to recapitalize the bank deposit insurance fund, increase the cost of doing business for depository institutions and their holding companies. FIRREA also provides that all commonly controlled FDIC insured depository institutions may be held liable for any loss incurred by the FDIC resulting from a failure of, or any assistance given by the FDIC, to any of such commonly controlled institutions. Federal regulatory agencies have implemented provisions of FDICIA with respect to taking prompt corrective action when a depository institution's capital falls to certain levels. Under the new rules, five capital categories have been established which range from "critically undercapitalized" to "well capitalized." Failure of a depository institution to maintain a capital level within the top two categories will result in specific actions from the federal regulatory agencies. These actions could include the inability to pay dividends, restricting new business activity, prohibiting bank acquisitions, asset growth limitations and other restrictions on a case by case basis.

			In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy. Changes to such monetary policies have had a significant effect on operating results of financial institutions in the past and are expected to have such an effect in the future; however, the effect of possible future changes in such policies on the business and operations of Firstar cannot be determined.

			The following table sets out the risk-based capital position of both Firstar Corporation and each of Firstar's bank subsidiaries as of March 31, 1994. Both Firstar and all of the subsidiaries exceeded the risk-based capital requirements as of such date.

               Firstar Corporation Bank Subsidiaries
	                    Risk-Based Capital Ratios
	                         March 31, 1994

									                                         Tier 1	   Total
									                                        Capital	  Capital
	Minimum Statutory Requirement			                  4.00%	   8.00%

	Firstar Corporation					                         11.48%	  13.57%

	Firstar Bank Milwaukee, N.A.			                   9.96	   11.84
	Firstar Bank Appleton				                         9.94	   10.99
	Firstar Bank Eau Claire, N.A.			                 10.81	   12.07
	Firstar Bank Fond du Lac, N.A.		                 10.68	   11.94
	Firstar Bank Grantsburg, N.A.			                 16.15	   17.41
	Firstar Bank Green Bay				                       11.34	   12.60
	Firstar Bank Lake Geneva, N.A.		                 14.63	   15.89
	Firstar Bank Madison, N.A.			                    12.49	   13.74
	Firstar Bank Manitowoc				                       12.05	   13.31
	Firstar Bank Minocqua				                        16.10	   17.37
	Firstar Bank Oshkosh, N.A.			                     9.96   	11.21
	Firstar Bank Portage				                         17.55	   18.81
	Firstar Bank Racine				          	               14.50	   15.76
	Firstar Bank Rice Lake, N.A.			                  13.34	   14.59
	Firstar Bank Sheboygan, N.A.		                  	10.02	   11.28
	Firstar Bank Wausau, N.A.			                     15.36	   16.64
	Firstar Bank Wisconsin Rapids, N.A.             	13.69	   14.94
	Firstar Bank Ames					                           12.14	   13.40
	Firstar Bank Burlington, N.A.			                 12.55	   13.81
	Firstar Bank Cedar Falls				                      9.50   	10.75
	Firstar Bank Cedar Rapids, N.A.		                 9.93	   11.18
	Firstar Bank Council Bluffs			                   10.46	   11.71
	Firstar Bank Davenport, N.A.			                  10.67	   11.93
	Firstar Bank Des Moines, N.A.			                 11.60	   12.85
	Firstar Bank Mount Pleasant			                   11.66	   12.91
	Firstar Bank Ottumwa				                         12.78	   14.03
	Firstar Bank Red Oak, N.A.			                    12.86	   14.05
	Firstar Bank Sioux City, N.A.			                  9.25	   10.46
	Firstar Bank of Minnesota, N.A.		                13.41	   14.67
	Firstar Bank DuPage					                         14.94	   17.27
	Firstar Bank North Shore				                     14.90	   16.20
	Firstar Bank Park Forest				                     12.11	   16.15
	Firstar Bank West, N.A.  			                     13.41	   13.36
	Firstar Metropolitan Bank & Trust		              17.64	   18.87

	Other Acquisitions and Transactions

			Since the enactment of interstate banking statutes in 1986 by Wisconsin, Minnesota and Illinois, Firstar has actively acquired banks within that three-state area. Following the January 1, 1991 effective date of the interstate banking statute in Iowa, Firstar completed the acquisition of eleven banks in that state. Firstar has also acquired one bank in Arizona, primarily to offer trust services to customers in that state.

			Firstar anticipates that it will acquire additional banks in the Midwest region in the future. Firstar may pay cash or issue common stock, debt securities, preferred stock or combinations of the foregoing in connection with any such acquisitions.

			Firstar also will continue to monitor external markets and may raise additional capital as needed and when financially attractive by issuing common stock, debt securities, preferred stock or combinations of the foregoing.

	Incorporation of Certain Information by Reference

			Additional information concerning Firstar, including certain financial information, information regarding voting securities of Firstar and principal holders thereof, and information concerning directors and executive officers of Firstar, is included in the documents filed by Firstar with the Commission under the Exchange Act.




	           FIRST SOUTHEAST BANKING CORP. AND THE BANKS



	General

			First Southeast Banking Corp. ("First Southeast"), a Wisconsin corporation, is a bank holding company registered under the federal Bank Holding Company Act of 1956, as amended. First Southeast was formed as a Wisconsin corporation in 1974 to acquire and hold shares of a predecessor bank of First Bank Southeast of Lake Geneva, N.A. (f/k/a First National
	Bank of Lake Geneva) ("First Bank Lake Geneva").  In 1981,
	First Southeast acquired the first predecessor bank of First
	Bank Southeast, N.A. ("First Bank Southeast"), which was previously owned by First Southeast's principal shareholder.

			First Bank Southeast is headquartered in Milwaukee, Wisconsin, and operates 13 full-service offices. Of these offices, five are in Kenosha County, seven in Racine County and one in Milwaukee County, all in southeastern Wisconsin. The market area of First Bank Southeast is generally approximated by counties in which it maintains offices and immediately surrounding areas. First Bank Southeast is the product of the mergers of five predecessor banks, which were acquired by First Bank Southeast or its principal shareholder from 1969 through 1987. First Bank Southeast is wholly-owned by First Southeast, except for First Bank Southeast directors' qualifying shares which First Bank Southeast has the right to acquire.

			First Bank Lake Geneva is headquartered in Lake Geneva, Wisconsin, and operates ten full-service offices, of which six are in Walworth County and four are in western Kenosha County, all in Wisconsin. The market area for First Bank Lake Geneva is Walworth County and western Kenosha County, Wisconsin, and the immediately surrounding areas. First Bank Lake Geneva is the product of the mergers of four predecessor banks, which were acquired by First Southeast or its principal shareholders from 1970 through 1987. First Bank Lake Geneva is 98.2% owned by First Southeast, including 0.7% owned by First Bank Lake Geneva directors as directors' qualifying shares which First Southeast has the right to acquire. The remaining 1.8% of First Bank Lake Geneva's capital stock is owned by 45 shareholders.

	Services

			First Southeast's subsidiary banks provide a wide range of commercial and consumer banking services within their markets. The Banks provide various types of loans, including business loans, long and short term residential and commercial real estate mortgage loans, and consumer lending. Agricultural loans are part of First Bank Southeast's portfolio.

			The Banks also provide a full range of deposit products, including checking and savings accounts, certificates of deposits and money market accounts and instruments. The Banks also offer other financial-related services, including safe deposit boxes, investment and brokerage services.

	Competition

			The subsidiary banks of First Southeast encounter substantial competition from other commercial banks which maintain offices in their market areas. Southeastern Wisconsin markets are highly competitive. Most communities in which the Banks maintain offices have at least one (and, in most cases, many) other commercial banks which maintain full-service offices there.

			In addition to competition from commercial banks, the banks compete with savings and loan associations, savings banks, credit unions and other providers of financial services which maintain offices in their communities, and many of which offer substantially the same services as the subsidiary banks.
	In addition, many other providers of financial services, such as insurance companies, securities brokerage firms and investment management firms also offer competition for many of the particular services provided by the banks.

	Properties

			First Southeast's offices are located at 303 Center Street, Lake Geneva, Wisconsin 53147, in a facility owned by First Bank Lake Geneva. First Bank Southeast owns ten of its facilities and leases the remaining three facilities. First
	Bank Lake Geneva owns all ten of its facilities.

	Regulation

			First Southeast, as a bank holding company, and First Bank Southeast and First Bank Lake Geneva, as national banks, are subject to substantial regulation under federal law. Such regulation and supervision is substantially similar to that to which Firstar is subject. See "FIRSTAR
	CORPORATION--Supervision" above.

	Management

		Directors

			The following table sets forth information regarding the directors of First Southeast. The directors are elected annually.


	Director
	    Name				                 Principal Occupation			            Since

	David A. Straz, Jr.	         Banker; President of First		        1977
	(1)				                      Southeast; Chairman of First
					                         Bank Southeast and First Bank
					                         Lake Geneva

	David A. Straz		             Vice President of First Southeast	  1977
	(1)				                      and First Bank Southeast

	________________________

	(1) David A. Straz, Jr. is the son of David A. Straz

		Executive Officers

		The following table set forth information as to the executive officers of First Southeast. The executive officers are elected annually by First Southeast's Board of Directors. The table also sets forth information as to certain key executive officers of First Bank Southeast First Bank Lake Geneva.

											                                                  Officer
	Name				                 Office(s)                      					Since

	David A. Straz, Jr. *    President (CEO) and Treasurer;      1969**
					                     Chairman of First Bank Southeast
					                     and First Bank Lake Geneva

	David A. Straz*	         Vice President and Secretary	       1977

	Thomas E. Daniels	       President (CEO) of First Bank       1992
					                     Southeast

	Robert Fahey		           President (CEO) of First Bank	      1993
					                     Lake Geneva

			At December 31, 1993, First Southeast and its subsidiaries had 285 full-time equivalent employees.

	________________________

	  *  Designates executive officers of First Southeast
	 ** Includes service as officer of a predecessor of one of the Banks

	Share Ownership

		The following table sets forth information as to the shares of First Southeast Common Stock which are owned by the directors of First Southeast and by the directors and executive officers of First Southeast as a group. There are no other persons who own more than 5% of First Southeast's common stock.

	Name					                   Number of Shares			        Percent

	David A. Straz, Jr. (1)		         102,807				           96.6%
	David A. Straz (2)		                3,079				            2.9%
	Directors and Executive
	  Officers as a Group (2)	        105,886				           99.5%

	________________________

	(1)	Mr. Straz, Jr.'s address is 540 Gulf Boulevard, Belleair
	Shore, Florida 34635.

	(2)	Excludes 600 shares beneficially owned by the spouse of
	Mr. Straz.

	Markets and Dividends

			At May 31, 1994, First Southeast had three shareholders of record. Because of the closely-held nature of First Southeast securities, there has not been any market with respect to shares of First Southeast Common Stock. Management of First Southeast is unaware of any transactions in First Southeast Common Stock since 1990.

			The following table presents the annual dividend payments per share of First Southeast Common Stock:

		Calendar Year				Dividends Paid Per Share

		    1991						              $5.53
		    1992						              $9.35
		    1993						              $0.00
	1994 (through May 31)				    $9.35


First Southeast Banking Corp.
Composition of Loans



					                                    March 31,                                  December 31,
					                                     -1994-                -1993-                -1992-                   -1991-
				                                   Amount   Percent     Amount    Percent    Amount     Percent     Amount   Percent
										(dollars in thousands)
Commercial                            113,222     46.7%    117,879      47.8%   124,926       49.4%    149,246     51.9%
Real estate 1-4 family first mortgage  75,561     31.2%     77,027      31.2%    86,540       34.2%     99,345     34.5%
Other real estate mortgage             41,183     17.0%     38,310      15.5%    28,713       11.4%     23,198      8.1%
Installment and other                  12,476      5.1%     13,360       5.4%    12,671        5.0%     15,937      5.5%

				                                  242,442    100.0%    246,576     100.0%   252,850      100.0%    287,726     100.0%



First Southeast Banking Corp.
Summary of Loan Loss Experience
			                         Three Months
			                        Ended March 31,               Year Ended December 31,
				                             1994              1993            1992            1991

Balance at beginning of period  5,375             3,173           3,246           3,093

Charge-offs:
     Commercial                     8             1,744             685             394
     Real estate                    4               813              64               3
     Installment                    6                53              66              57
     Credit card                    4                49              40              40
     Total charge-offs             22             2,659             855             494

Loan recoveries:
     Commercial                    63                31             154               3
     Real estate                    0                 0               0               0
     Installment                    8                22              13              37
     Credit card                    2                 8              15               7
     Total recoveries              73                61             182              47

Net loan charge-offs              -51             2,598             673             447

Provision for loan losses           0             4,800             600             600

Balance at end of year          5,426             5,375           3,173           3,246

Ratio of net charge-offs to
     average loans outstanding
     during the period         -0.02%             1.04%           0.25%           0.15%

Allowance for loan losses
     to period-end loans        2.24%             2.18%           1.25%           1.13%




                                              FIRST SOUTHEAST BANKING CORP.
                                      CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS
                                          NET INTEREST MARGIN AND RATE ANALYSIS

                                        Year ended December 31, 1993               Year Ended December 31, 1992
                                     Avg Balance   Income/Expense   Yield        Avg Balance   Income/Expense   Yield
                                     -----------   --------------   -----        -----------   --------------   -----
Interest Earning Assets:
  Federal fund sold and other
  short-term investments              16,313,383         211,121    1.29%         14,706,426         250,158    1.70%

  Taxable investment securities       73,887,739       4,845,241    6.56%         68,987,596       6,193,365    8.98%

  Nontaxable investment securities    38,792,061       1,816,230    4.68%         30,131,117       1,130,478    3.75%

Loans                                249,712,858      20,401,249    8.17%        270,288,024      23,919,650    8.85%
                                     ___________      __________    _____        ___________      __________    _____

Average Earning Assets               378,706,040      27,273,841    7.20%        384,113,161      31,493,651    8.20%
                                     ___________      __________    _____        ___________      __________    _____

Interest Bearing Liabilities:
  Time deposits                      270,703,355      11,387,557    4.21%        281,683,834      15,336,769    5.44%

  Securities sold under repurchase
  agreements                             657,500          13,821    2.10%            713,000          35,940    5.04%

  Long-term debt                       7,296,000         367,290    5.03%         10,045,000         759,872    7.56%
                                     ___________      __________    _____        ___________      __________    _____

     Avg int bearing                 278,656,855      11,768,668    4.22%        292,441,834      16,132,581    5.52%
                                     ___________      __________    _____        ___________      __________    _____

     Net interest/margin                              15,505,173    4.09%                         15,361,070    4.00%
                                                      ==========    =====                         ==========    =====



                                        Year ended December 31, 1991
                                     Avg Balance   Income/Expense   Yield
                                     -----------   --------------   -----
Interest Earning Assets:
  Federal fund sold and other
  short-term investments               5,975,000         269,130    4.50%

  Taxable investment securities       69,841,392       6,521,694    9.34%

  Nontaxable investment securities    23,942,970       1,209,223    5.05%

Loans                                302,058,726      30,399,223   10.06%
                                     ___________      __________    _____

Average Earning Assets               401,818,088      38,399,270    9.56%
                                     ___________      __________    _____

Interest Bearing Liabilities:
  Time deposits                      297,679,366      22,041,803    7.40%

  Securities sold under repurchase
  agreements                           5,487,000         396,982    7.23%

  Long-term debt                      10,000,000       1,334,139   13.34%
                                     ___________      __________    _____

     Avg int bearing                 313,166,366      23,772,924    7.59%
                                     ___________      __________    _____

     Net interest/margin                              14,626,346    3.64%
                                                      ==========    =====


                                                Three Months                               Three Months
                                            Ended March 31, 1994                       Ended March 31, 1993
                                     Avg Balance   Income/Expense   Yield        Avg Balance   Income/Expense   Yield
                                     -----------   --------------   -----        -----------   --------------   -----
Interest Earning Assets:
  Federal fund sold and other
  short-term investments              12,708,947          74,032    2.36%         10,879,637          69,400    2.59%

  Taxable investment securities       80,840,253       1,130,291    5.67%         74,014,496       1,280,906    7.02%

  Nontaxable investment securities    39,099,875         407,947    4.23%         37,797,013         424,428    4.55%

Loans                                244,508,939       4,942,059    8.20%        249,546,557       4,900,771    7.96%
                                     ___________      __________    _____        ___________      __________    _____

Average Earning Assets               377,158,014       6,554,329    7.05%        372,237,702       6,675,505    7.27%
                                     ___________      __________    _____        ___________      __________    _____

Interest Bearing Liabilities:
  Time deposits                      267,294,036       2,573,512    3.90%        273,752,339       3,050,919    4.51%

  Securities sold under repurchase
  agreements                           3,586,500          36,569    4.14%          1,250,000          12,259    3.98%

  Long-term debt                       6,000,000          68,278    4.62%          8,300,000          94,156    4.60%
                                     ___________      __________    _____        ___________      __________    _____

     Avg int bearing                 276,880,536       2,678,359    3.92%        283,302,339       3,157,334    4.52%
                                     ___________      __________    _____        ___________      __________    _____

     Net interest/margin                               3,875,970    4.17%                          3,518,171    3.83%
                                                      ==========    =====                         ==========    =====



First Southeast Banking Corp.
Non-performing Assets

                                        March 31                December 31,
                                        --------      -----------------------------
                                          1994        1993        1992        1991
                                          -----       -----       -----      ------
Nonaccrual loans                          5,267       4,298       7,682       6,861
Loans past due 90 days or more               41          85         250       2,792
                                          -----       -----       -----      ------
Total non-performing loans                5,308       4,383       7,932       9,653
Other real estate owned                   1,078       1,142       1,516         811
                                          -----       -----       -----      ------
Total non-performing assets               6,386       5,525       9,448      10,464
                                          =====       =====       =====      ======
Nonperforming assets as a percentage of:
  Loans and other real estate              2.62%       2.23%       3.71%       3.63%
  Total assets                             1.52%       1.30%       2.21%       2.40%



	MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

	FIRST SOUTHEAST BANKING CORP. AND SUBSIDIARIES

	GENERAL

			The following discussion and analysis provides information regarding the historical results of operations and financial condition of First Southeast Banking Corp. and subsidiaries (First Southeast) for the three months ended March 31, 1994 and 1993 and for the years ended December 31, 1993, 1992 and 1991. This discussion and analysis should be read in conjunction with the related consolidated financial statements and notes thereto and the other financial information included herein.

	THREE MONTHS ENDED MARCH 31, 1994 COMPARED WITH THE THREE
	MONTHS ENDED MARCH 31, 1993

	Results of Operations

			For the three months ended March 31, 1994, net income increased from the same period in 1993 by $385,000 to $632,000. Excluding the impact of adopting Statement of Financial Accounting Standards No. 109 (SFAS 109) in 1993 discussed below, income before the cumulative effect of change in accounting principle increased $710,000.

	Net Interest Revenue

			Net interest revenue increased by $358,000 or 10.2% to $3,876,000 principally from a decrease in rates paid on deposits from an average of 4.51% to 3.90% and an increase in net average earning assets of $11,342,000. These changes were partially offset by a decline in rates earned on average interest earning assets from 7.27% to 7.05%.

	Provision for Loan Losses

			The amount charged to provision for loan losses is based on management's evaluation of the loan portfolio.
	Management determines the adequacy of the allowance for loan losses based on past loan loss experience, current economic conditions, composition of the loan portfolio and the potential for future loss. First Southeast provided $1,138,000 in provisions for loan losses in 1993 while no provisions were made in 1994. The decrease in such provisions between 1993 and 1994 reflects, to some extent, a decrease in total nonperforming loans at March 31, 1994 from a year earlier and a decrease in loans outstanding at March 31, 1994 from December 31, 1993. Nonperforming loans totalled $5,308,000 at March 31, 1994 and $9,385,000 at March 31, 1993. The allowance for loan losses stood at 2.24% of loans as of March 31, 1994 as compared with 2.18% at December 31, 1993 and 1.25% at March 31, 1993. The increase in the allowance as a percentage of loans primarily reflects additional provisions made throughout 1993 and net recoveries of $51,000 in the three months ended
	March 31, 1994 compared with net charge-offs of $543,000 in the same period of 1993.

	Other Operating Revenue and Expenses

			Other operating revenue decreased $109,000, or 14.7%, to $634,000 from 1993 to 1994. This decline primarily relates to proceeds of $175,000 from settlement of a lawsuit in 1993, offset by increases in trust and investment management fees as a result of increased trust assets under management from which fees are derived, service charges and higher mortgage banking revenue in 1994 resulting from gains on loans sold to Freddie
	Mac. Other operating expenses increased $348,000 or 10.5% to $3,664,000. Included in the increase in other operating expenses were increases in supervisory examination expenses by $69,000 resulting from an examination in the current period, $94,000 in processing and other losses, and $58,000 in occupancy and maintenance costs due principally from depreciation on additions and increased expenses of snow removal which occurred in 1994.

	Income Taxes

			Income tax expense was $214,000 as compared to a benefit of $114,000 in 1993. The increase is due to the corresponding increase in income before income taxes and the cumulative effect of the adoption of SFAS 109.

	Financial Condition

			Total assets of $422,306,000 at March 31, 1994 decreased slightly from $423,882,000 at December 31, 1993. During the same period, total deposits fell $7,574,000, or 2%, to $374,285,000. Most of this decrease occurred primarily within non interest-bearing accounts.

	Capital

			Total stockholders' equity decreased from $30,250,000 to $30,809,000 at March 31, 1994 resulting from year to date income and adoption of SFAS 115, "Accounting for Certain
	Investments in Debt and Equity Securities." The increase was partially offset by the payment of a common stock dividend of $996,000. SFAS 115 revises the accounting for investments in debt and equity securities with readily determinable fair values. SFAS 115 requires that securities available for sale, as defined in the statement, be reported at fair value, with unrealized gains or losses excluded from earnings and reported as a separate component of stockholders' equity. This accounting differs from First Southeast's policy in 1993 under which such securities were accounted for at the lower of amortized cost or market, with unrealized losses, if any, included in earnings. First Southeast adopted SFAS 115 on January 1, 1994. Adoption of SFAS 115 resulted in an increase of stockholders' equity of approximately $1,173,000 after providing for deferred taxes. During the period, an increase in the interest rate environment resulted in a corresponding decrease in the market value of securities available-for-sale.
	The total amount of net appreciation on securities available-for-sale at March 31, 1994 totalled $922,000, net of deferred taxes.

			Capital requirements set by federal regulatory agencies establish minimum capital levels for First Bank Southeast N.A. and First Bank Southeast of Lake Geneva, N.A., subsidiaries of First Southeast. These guidelines require minimum Tier I capital of 4%, a Tier I leverage ratio of 3% and total risk-based capital of 8% of risk-weighted assets. The subsidiary banks and First Southeast, on a consolidated basis, are in compliance with all such minimum capital guidelines.

	Liquidity

			The management of assets and liabilities provides for the availability of funds to meet loan commitments, deposit withdrawals and other maturing liabilities. Liquidity to service these requirements is generated from maturing short and long term assets, internally generated earnings and from new deposits and borrowings. Management of First Southeast has tended to rely on the maturity structure of loans, investments available for sale, and transactions in federal funds to meet liquidity needs. First Southeast does not rely on brokered deposits as a source of liquidity. First Southeast's liquidity management is not only as of a point in time, but also involves the future estimated needs of the market area served by First Southeast. First Southeast has maintained a high liquidity ratio of rate sensitive assets to rate sensitive liabilities in recent years. Such ratio has ranged between 128% and 136% between 1990 and 1994, and at the same time, the ratio of total loans to total deposits has ranged between 65% and 74%.

	Recent Accounting Development

			The Financial Accounting Standards Board (FASB) recently issued SFAS 114, "Accounting by Creditors for Impairment of a Loan." SFAS 114, which for First Southeast is effective for 1995 financial reporting, specifies the methodology to be used by creditors in establishing valuation allowances for impaired loans. The adoption of SFAS 114 is not expected to have a material effect on First Southeast.

	1993 COMPARED WITH 1992 AND 1991

	Results of Operations

			For the year ended December 31, 1993, net loss was ($384,000), a decrease of $4,321,000 from 1992. Net income in 1993 included the cumulative effect of change in accounting principle of adopting SFAS 109 amounting to $325,000.
	Excluding this item, income before cumulative effect of change in accounting principle decreased $4,646,000 to ($709,000) in 1992.

			For the year ended December 31, 1992, net income was $3,937,000, an increase of $3,881,000 from $56,000 a year
	earlier.

	Net Interest Revenue

			Net interest revenue increased by $144,000 or 0.9% to $15,505,000 in 1993. Although First Southeast experienced decreases in both interest earning assets and interest bearing liabilities, the decline in total interest bearing liabilities was larger between years resulting in reduced interest expense. This was accompanied by an overall decrease in interest rates with a more rapid decrease in interest rates on deposits and borrowed funds than on interest earning assets.
	Average interest earning assets fell $5,407,000 to $378,706,000. Average rates on interest earning assets declined from 8.20% to 7.20% during the same timeframe.
	Interest bearing liabilities decreased $13,785,000 to $278,657,000. Average rates paid on such balances fell from 5.52% to 4.22%.

			Net interest revenue increased by $735,000 or 5% to $15,361,000 in 1992. This increase was attributable to an overall decrease in interest rates paid on deposits and borrowed funds. The average rate paid on such interest bearing liabilities declined from 7.79% to 5.52% between 1991 and 1992;
	the average rate on interest earning assets decreased from 9.56% to 8.20% during the same period.

	Provision for Loan Losses

			The amount charged to provision for loan losses is based on management's evaluation of the loan portfolio.
	Management determines the adequacy of the allowance for loan losses based on past loan loss experience, current economic conditions, composition of the loan portfolio and the potential for future loss. The provision for loan losses increased from $600,000 in 1992 to $4,800,051 in 1993 in recognition of
	certain identified credit concerns, increased charge-offs, levels of nonperforming loans above First Southeast's peer group, and management's decision to increase the allowance for loan losses to a level which is believed to be in line with peer group averages.

			The provision for loan losses was unchanged at $600,000 between 1992 and 1991.

	Other Operating Revenue And Expenses

			Other operating revenue decreased by $1,930,000 to $2,844,000 in 1993. Such decrease was primarily due to $2,151,000 in gains recognized on securities in 1992.
	Securities gains totalled $49,000 in 1993. Management of First Southeast opted to sell securities in 1992 to recognize significant appreciation and utilize certain tax carryforwards from the previous year. Excluding the impact of these security transactions, other operating revenue increased 6.5% or $172,000 to $2,795,000 in 1993. Such increase was attributable to approximately $71,000 in additional trust and investment management fees as a result of increased trust assets under management from which fees are derived, and mortgage banking revenue of $66,000 including mortgage servicing fees, loan origination fees and gains on loan sales which collectively rose due to increased volume in response to low interest rates.

			Other operating revenue increased by $5,245,000 to $4,774,000 in 1992. Such increase was primarily due securities gains of $2,150,000 recognized in 1992 when losses of $2,930,000 were realized in 1991. Excluding security transactions, other operating revenue increased $164,000 or 6.7% to $2,623,000 in 1992. Such increase in other operating revenue was due to additional mortgage banking revenue resulting from servicing and loan origination fees and increased fee levels assessed to deposit customers.

			Other operating expenses increased by $703,000 or 4.8% to $15,319,000 in 1993 due to a net increase of $885,000
	of expense related to foreclosed properties resulting from additional writedowns and costs incurred to dispose of selected properties, offset by a $205,000 decrease in legal and collection costs consistent with a decrease in nonperforming loans.

			Other operating expenses increased $843,000 or 6.1% to $14,615,000 in 1992 due to increases in salaries and employee benefits of $315,000 which relates to normal increases in compensation and staffing levels; other real estate expense of $318,000 resulting from increased writedowns and costs to dispose of selected properties compared to the year earlier, $259,000 related to legal and collection expenses associated with the levels of nonperforming loans, and $194,000 attributed to increased occupancy costs due to higher rental expenses, real estate taxes and insurance costs. The increase in other operating expenses was partially offset by a decrease in miscellaneous expense, which included costs related to a claim settlement which occurred in 1991.

	Income Taxes

			SFAS 109, "Accounting for Income Taxes," was issued by the FASB in February 1992 and required a change from the deferred method to the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS 109, deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under
	SFAS 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. First Southeast adopted SFAS 109 in 1993 without restating prior years' financial statements. The adoption of SFAS 109 resulted in the recognition of a reduction in 1993 net loss by $325,000, as the cumulative effect of the change in accounting.

	Financial Condition

			At December 31, 1993, total assets of $423,882,000 declined slightly from $426,715,000 a year earlier. During
	1993, total loans decreased $6,275,000, or 2.5%, which was offset by increases in investment securities. Total deposits remained substantially unchanged from a year earlier. The balance of the long-term debt decreased $3,100,000 between 1992 and 1993 to $6,000,000 as a result of principal paydowns.

	Capital

			Total stockholders' equity decreased $384,000 to $30,250,000 from 1992 to 1993 as a result of First Southeast's net loss. Stockholders' equity increased $2,942,000 from 1991 to 1992, primarily to a retention of earnings, after payment of common stock dividends.




	                            OPINIONS



			Certain legal matters in connection with the Merger will be passed upon for First Southeast by Quarles & Brady, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, and for
	Firstar by Howard H. Hopwood III, Esq., Senior Vice President and General Counsel of Firstar. Mr. Hopwood is a full-time employee of Firstar and at March 31, 1994, directly or beneficially owned approximately 20,049 shares of Firstar
	Common Stock. He also holds 34,800 options to acquire Firstar Common Stock under Firstar's 1988 Incentive Stock Plan.


	                            EXPERTS



			The consolidated financial statements of Firstar and subsidiaries as of December 31, 1993 and 1992, and for each of the years in the three- year period ended December 31, 1993, incorporated by reference herein and elsewhere in the registration statement have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

			The consolidated financial statements of First Southeast as of and for the year ended December 31, 1993, included herein and elsewhere in the registration statement have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

			The consolidated financial statements of First Southeast as of December 31, 1992, and for each of the years in the two-year period ended December 31, 1992, included herein and elsewhere in the registration statement have been included herein and in the registration statement in reliance upon the report of James M. Harmon & Co., Ltd., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


	                     SHAREHOLDER PROPOSALS



			If the Merger Agreements are approved, shareholders of First Southeast will become shareholders of Firstar on the Closing Date. Firstar welcomes comments or suggestions from its shareholders. Firstar shareholders may submit proposals for formal consideration at the 1995 annual meeting to Firstar at the principal executive offices of Firstar, 777 East
	Wisconsin Avenue, Milwaukee, Wisconsin 53202, prior to the close of business on November 29, 1994. Firstar's Bylaws establish advance notice procedures as to (1) business to be brought before an annual meeting of shareholders other than by or at the direction of the Board of Directors, (2) the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors and (3) the request to call a special meeting of the shareholders. Any shareholder who wishes to take such action should obtain a copy of these Bylaws and may do so by written request addressed to the Secretary of Firstar at the principal executive offices of Firstar.




	             INDEX TO FIRST SOUTHEAST BANKING CORP.
	               CONSOLIDATED FINANCIAL STATEMENTS



	Audited Consolidated Financial Statements:

	  KPMG Peat Marwick Independent Auditor's Report ......... F-1

	  James M. Harmon & Co., Ltd. Independent
		Auditor's Report .................................... F-2

	  Consolidated Balance Sheets as of December 31,
		1993 and 1992 ....................................... F-3

	  Consolidated Statements of Income for Each of the Three Years in the Period Ended December 31, 1993 ... F-4

	  Consolidated Statements of Changes in Stockholders'
		Equity for Each of the Three Years in the
		Period Ended December 31, 1993 ...................... F-5

	  Consolidated Statements of Cash Flows for Each of the
		Three Years in the Period Ended December 31, 1993 ... F-7

	  Notes to Consolidated Financial Statements ............. F-9

	  Unaudited Interim Financial Statements

		Condensed Consolidated Balance Sheet ................ F-30
		Condensed Consolidated Statements of Operations ..... F-31
		Consolidated Statements of Cash Flows ............... F-32
		Notes to Condensed Consolidated Financial Statements. F-33



Independent Auditors' Report



Board of Directors
First Southeast Banking Corp.:


We have audited the accompanying consolidated balance sheet of First Southeast Banking Corp. and subsidiaries (Corporation) as of December 31, 1993 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Southeast Banking Corp. and subsidiaries at December 31, 1993 and the results of their operations and their cash flows for the year ended December 31,1993, in conformity with generally accepted accounting principles.

As discussed in note 8 to the consolidated financial statements, the Corporation adopted the provisions of Statement of Financial Accounting Standard 109 Accounting for Income Taxes in 1993.

February 4, 1994



                  INDEPENDENT AUDITORS' REPORT


March 8, 1993

To the Board of Directors
  First Southeast Banking Corp. and subsidiaries

We have audited the accompanying consolidated balance sheet of First Southeast Banking Corp. and subsidiaries (Corporation) as of December 31, 1992, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the years in the two-year period ended December 31, 1992. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Southeast Banking Corp. and subsidiaries at December 31, 1992, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1992 in conformity with generally accepted accounting principles.

JAMES M. HARMON & CO., LTD.
Certified Public Accountants




/s/ James M. Harmon, CPA
James M. Harmon, CPA








FIRST SOUTHEAST BANKING CORP. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 1993 and 1992
	      Assets			                        	1993		                   1992
Cash and due from banks	        	$    27,414,914	              29,282,632
Federal funds sold		                  10,100,000	              10,150,000
Other short-term investments	          5,063,914	               7,312,851
Securities held for sale
	(market value of $70,719,000
	in 1993) (note 2)	                   68,619,058                   	-
Investment securities (market value
	of $50,069,850	in 1993 and
	$109,841,850 in 1992)
	(note 2)	     	                      49,282,903	             107,457,637

Loans (note 3)			                    246,575,508	             252,850,208
Allowance for loan losses (note 4)     5,374,578	               3,173,125

Loans, net	     		                   241,200,930	             249,677,083

Bank premises and equipment,
net (note 5)			                       12,148,704	              11,027,704
Foreclosed properties		                1,142,427	               1,516,031
Goodwill, net of amortization of
$2,288,542 and $2,007,850	             2,083,996	               2,364,688
Accrued interest receivable and
other assets (note 8)	                 6,824,836	               7,925,947

Total assets			                    $ 423,881,682	             426,714,573

	Liabilities and Stockholders' Equity

Deposits:
	Demand			                         $ 114,986,821	             107,161,280
 	Time (note 6)		                    266,872,021	             274,534,688

Total deposits			                    381,858,842	             381,695,968

Securities sold under repurchase
agreements (note 2)	                     985,000	                 330,000
Long-term debt (note 7)		              6,000,000	               9,100,000
Other liabilities	                     4,474,602	               4,555,536

Total liabilities	                   393,318,444	             395,681,504

Minority interest		                      312,832	                 399,126
Stockholders' equity (notes 9 and 11):
	Common stock, $1 par value;
	200,000 shares authorized;
	119,633 shares issued		                 119,633	                119,633
	Additional paid-in capital           12,613,397	             12,613,397
	Retained earnings	                   19,927,652	             20,311,189
	Treasury stock
	13,147 shares at cost	               (2,410,276)             (2,410,276)

Total stockholders' equity	           30,250,406	             30,633,943
Commitments and contingent
liabilities (notes 5, 13, 14,
15 and 16)

Total liabilities and stockholders'
equity				                         $ 423,881,682	            426,714,573


See accompanying notes to consolidated financial statements.


FIRST SOUTHEAST BANKING CORP.
AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 1993, 1992 and 1991
						                                       1993          1992          1991
Interest revenue:
     Loans                                 $ 20,401,249    23,919,650    30,399,223
     Securities:
       Taxable                                4,845,241     6,193,365     6,521,694
       Tax-exempt                             1,816,230     1,130,478     1,209,223
     Federal funds sold and other short-term
       investments                           			211,121       250,158       269,130

Total interest revenue                       27,273,841    31,493,651    38,399,270

Interest expense:
     Deposits (note 6)                       11,387,557    15,336,769    22,041,803
     Securities sold under repurchase agreements 13,821        35,940       396,982
     Long-term debt                             367,290       759,872     1,334,139
Total interest expense                       11,768,668    16,132,581    23,772,924

Net interest revenue                         15,505,173    15,361,070    14,626,346
Provision for loan losses (note 4)            4,800,051       600,000       600,000

Net interest revenue after provision for loan
	losses        			                            10,705,122    14,761,070    14,026,346

Other operating revenue:
     Service charges on deposit accounts      1,949,507     1,919,771     1,894,502
     Securities gains (losses)                   49,335     2,150,779    (2,930,256)
     Trust and investment management fees       249,000       178,000       163,000
     Mortgage banking revenue                   166,365       100,684        51,812
     Other                                      429,870       424,554       349,253

Total other operating revenue                 2,844,077     4,773,788      (471,689)

Other operating expenses:
     Salaries                                 5,840,042     5,671,046     5,380,721
     Foreclosed properties, net               1,589,787       705,085       387,535
     Net occupancy expense                    1,452,843     1,422,425     1,584,870
     Employee benefits                        1,112,509     1,254,128     1,229,291
     Legal and professional fees              1,070,602     1,042,589     1,028,712
     FDIC insurance expense                     895,071       865,950       830,915
     Equipment expense                          503,423       512,092       499,280
     Other                                    2,854,459     3,142,243     2,780,887

Total other operating expense                15,318,736    14,615,558    13,722,211

Income (loss) before income taxes and cumulative
     effect of change in accounting principle(1,769,537)    4,919,300      (167,554)
Income tax expense (benefit) (note 8)        (1,061,000)      982,000      (224,000)

Income (loss) before cumulative effect of
     change in accounting principle            (708,537)    3,937,300         56,446
Cumulative effect on prior years of adoption
     of Statement of Financial Accounting Standard
     No. 109                                    325,000          -              -

Net income (loss)                        $     (383,537)    3,937,300         56,446

Income (loss) per common share:
     Income (loss) before cumulative effect
	of change in accounting principle                 (6.65)        36.97            .53
     Cumulative effect on prior years of adoption
	of Statement of Financial Accounting
	Standard No. 109                                   3.05          -              -

Net income (loss)                        $        (3.60)        36.97            .53


See accompanying notes to consolidated financial statements.


FIRST SOUTHEAST BANKING CORP.
AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity

Year ended December 31, 1993, 1992 and 1991
                                                                 												              Allowance for
						                                         Additional                                  net unrealized
				                             Common          paid-in        Retained        Treasury  loss on marketable
				                              stock          capital        earnings         stock    equity securities   Total
Balance at December 31, 1990    $ 119,633       12,613,397      17,901,955     (2,180,981)    (1,384,025)   27,069,979

Net income                           -                -             56,446           -              -           56,446

Dividends declared                   -                -           (588,868)          -              -         (588,868)

Purchase of treasury stock           -                -               -          (229,295)          -         (229,295)

Change in net unrealized loss on
  marketable equity securities       -                -               -              -         1,384,025     1,384,025

Balance at December 31, 1991      119,633       12,613,397      17,369,533     (2,410,276)          -       27,692,287

Net income                           -                -          3,937,300           -              -        3,937,300

Dividends declared                   -                -           (995,644)          -              -         (995,644)

Balance at December 31, 1992      119,633       12,613,397      20,311,189     (2,410,276)          -       30,633,943

Net loss                             -                -           (383,537)          -              -         (383,537)

Balance at December 31, 1993    $ 119,633       12,613,397       19,927,652    (2,410,276)          -       30,250,406



See accompanying notes to consolidated financial statements.



FIRST SOUTHEAST BANKING CORP.AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Year ended December 31, 1993, 1992 and 1991
						                                               1993          1992           1991
Cash flows from operating activities:
   Net income (loss)                              $ (383,537)    3,937,300         56,446
   Adjustments to reconcile net income to net
     cash provided by operating activities:
       Provision for loan losses                   4,800,051       600,000        600,000
       Depreciation, amortization, and
       accretion, net                              1,444,306       686,021        680,000
       Amortization of premiums on
       investment securities, net                    370,977       255,560        (32,850)
       Securities (gains) losses                     (49,335)   (2,150,779)     2,930,256
       Deferred income taxes                      (1,353,000)     (106,000)        16,000
       Cumulative effect of change in
       accounting principle                         (325,000)         -              -
       Loss on bank premises and
       foreclosed properties                       1,061,852       220,216         83,207
       Net increase in loans held for sale          (277,200)     (156,600)          -
       Decrease in minority interest                  86,294       132,163          6,997
       Decrease (increase) in accrued interest
       receivable and other assets                 2,779,109    (3,532,090)    (1,236,003)
       Increase (decrease) in other liabilities      (80,934)      638,742     (5,529,031)

Net cash provided by (used in) operating
   activities  					                               8,073,583       524,533     (2,424,978)

Cash flows from investing activities:
   Proceeds from sale of investments               2,713,661    64,215,582     21,479,339
   Proceeds from maturity of investments          31,494,396    25,185,294     28,708,484
   Purchase of investment securities             (45,174,692) (100,227,707)   (52,744,249)
   Decrease in loans                               1,702,653    38,386,786     25,943,404
   Proceeds from sales of premises and equipment      30,466       367,620         11,266
   Purchases of premises and equipment            (2,370,352)   (1,120,049)      (351,726)
   Proceeds from disposition of foreclosed
      properties       				                        1,645,756       803,574      3,966,230

Net cash provided by (used in) investing
   activities                                     (9,958,112)   27,611,100     27,012,748

FIRST SOUTHEAST BANKING CORP.AND SUBSIDIARIES

Consolidated Statement of Cash Flows, Continued
						                                              1993          1992           1991
Cash flows from financing activities:
   Net increase (decrease) in deposits        $      162,874    (9,937,766)   (11,384,882)
   Net increase (decrease) in securities sold
   under repurchase agreements and
   federal funds purchased                           655,000      (766,000)    (8,782,000)
   Increase (decrease) of borrowings              (3,100,000)   (1,900,000)     2,000,000
   Cash dividends paid                                  -         (995,644)      (588,868)
   Purchase of treasury stock                           -             -          (229,295)

Net cash used in financing activities             (2,282,126)  (13,599,410)   (18,985,045)

Net increase (decrease) in cash and cash
   equivalents       				                         (4,166,655)   14,536,223      5,602,725

Cash and cash equivalents:
   Beginning of year                              46,745,483    32,209,260     26,606,535

   End of year                                  $ 42,578,828    46,745,483     32,209,260

Supplemental disclosures of cash flow information:
   Cash paid during the year for:
     Interest                                   $ 11,932,563    16,132,581     23,772,924
     Income taxes                                    584,256       151,493        488,730

Supplemental schedule of noncash investing and
   financing activities not described in the notes
   to the consolidated financial statements:
     Loans receivable satisfied through
      foreclosure or acquisition of deeds
      in lieu of foreclosure                    $  2,428,000     1,023,000      6,314,000
     Financing of sales of certain foreclosed
      properties                                   1,015,000       427,000      2,639,000


See accompanying notes to consolidated financial statements.

FIRST SOUTHEAST BANKING CORP.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 1993 and 1992


(1) Summary of Significant Accounting Policies

First Southeast Banking Corp. (Corporation) provides banking services to individual and corporate customers through its wholly-owned subsidiary, First Bank Southeast, National Association, and its 97% owned subsidiary, First Bank Southeast of Lake Geneva, National Association (collectively "Banks"). Minority interest in income (loss) of subsidiaries is included other operating expense and was not material to any year presented.
The Corporation and the Banks are subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities. The accounting policies and principles followed by the Corporation and the Banks which materially affect the determination of financial position, results of operations and cash flows are summarized below:

(a) Principles of Consolidation and Presentation

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles, and general practice within the banking industry. All significant intercompany balances and transactions have been eliminated in consolidation.

(b) Investment Securities

Securities include those held-for-sale and those held for investment.
Those classified as securities held-for-sale are carried at the lower of amortized cost or market, determined on an aggregate basis. Investment securities are those which management has the ability and intent to hold to maturity, and are carried at amortized cost. Cost has been adjusted for amortization of premiums and accretion of discounts using the straight-line method. Investment securities would be written-down to market value in the event that an impairment of value that is other than temporary should become evident. Gains and losses on sales of securities are computed on the basis of specific identification of securities sold.

(c) Loans

Loans are carried at the principal amounts outstanding. Unearned interest on discounted loans is recognized as income using the sum-of-the-months' digits method. Interest income is accrued on all non-discounted loans by applying the contractual interest rate on to the amount outstanding, except where serious doubt exists as to the collectibility of the loan, in which case the accrual of interest ceases. Loans origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized over the contractual life of the loan as an adjustment of the related loans' yields. Mortgage loans held for sale are valued at the lower of aggregate cost or market. The market value of loans held for sale is determined by the price of actual commitments to sell in the secondary market.

(d) Allowance for Loan Losses

A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.
In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties held as collateral for loans.The allowance of loan losses is established by charges to the provision for loan losses. Loan losses are recognized through charges to the allowance. Subsequent recoveries are added to the reserve. The allowance for loan losses is maintained at a level adequate to provide for potential loan losses through charges to operating expense. The allowance is based upon past loan loss experience and other factors which, in management's judgment, deserve current recognition in estimating loan losses. Such other factors considered by management include growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans and economic conditions. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for losses on loans. Such agencies may require the recognition of additions to the allowance based on their judgments about information available to them at the time of their examination.

(e) Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets.

(f) Foreclosed Properties

Foreclosed properties represent property acquired through foreclosure or acquisition of deed in lieu of foreclosure on loans for which the borrowers have defaulted as to the payment of principal and interest. Foreclosed properties are carried at the lower of the carrying value of the related loan or fair value less the estimated costs to sell the property. Initial valuation adjustments, if any, are charged to the allowance for loan losses. Subsequent revaluations of properties which indicate reduced value are charged to expense. Revenues and expenditures related to holding and operating foreclosed properties are included in other operating expenses.

(g) Goodwill

Goodwill is amortized over fifteen years using the straight-line method.

(h) Income Taxes

Effective January 1, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 109 (Statement 109), Accounting for Income Taxes. Statement 109 requires a change from the deferred method of accounting for income taxes to the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Corporation has reported the cumulative effect of the change in the method of accounting for income taxes in the 1993 consolidated statement of operations.

(i) Earnings Per Share

Income (loss) per common share is based on the weighted average number of shares outstanding during each year.

(j) Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash, amounts due from banks, federal funds sold and all other highly liquid debt instruments with a maturity at date of acquisition of three months or less. The Corporation's bank subsidiaries are required to maintain noninterest-bearing deposits on hand or with the Federal Reserve Bank. At December 31, 1993 and 1992, those required reserves were satisfied by currency and coin holdings.

(k) Other Proposed Accounting Changes

In May 1993, the FASB issued Statement 114, Accounting by Creditors for Impairment of a Loan. Statement 114 standardizes how creditors should recognize losses on impaired loans. Statement 114 specifically excludes residential mortgage loans, consumer installment loans, loans measured at fair value or at the lower of cost or fair value and leases from the scope of the statement. Loans covered within the scope of Statement 114 are considered impaired when, based upon current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The extent to which a loan is impaired will be determined based on the present value of expected future cash flows discounted at the loan's effective rate, except that a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Statement 114 is effective for financial statements for fiscal years beginning after December 15, 1994. Statement 114 is expected to be adopted in the first fiscal quarter in the year ending December 31, 1995. The Corporation does not anticipate that adoption will result in any material effect on operating results or financial position. In May 1993, the FASB issued Statement 115, Accounting for Certain Investments in Debt and Equity Securities. Statement 115 requires the classification of debt and equity securities into one of three categories.
These categories include securities held-to-maturity and securities available-for-sale. Securities classified as held-to-maturity are measured at amortized cost. Securities classified as available-for-sale are carried at fair value and unrealized holding gains and losses are excluded from earnings and reported as a separate component of equity. Adoption of Statement 115 effective January 1, 1994 resulted in an increase of stockholders' equity of approximately $1,173,000 after consideration of tax effects.

(l)  Reclassifications

Certain amounts for prior years have been reclassified to conform to the 1993 presentation.


(2)  Securities

(a)  Securities Held for Sale

The amortized cost and estimated market values of securities held for sale at
December 31, 1993 are as follows:
				                        	                      Gross           Gross         Estimated
				                             Amortized       unrealized      unrealized       market
				                               cost            gains           losses          value
U.S. Treasury securities and obli-
gations of U.S. Government
agencies and corporations     $ 15,519,887       183,929         (19,816)        15,684,000
Mortgage-backed securities      32,011,518       366,711         (31,229)        32,347,000
Corporate securities            21,087,653     1,621,040         (20,693)        22,688,000

Totals                        $ 68,619,058     2,171,680         (71,738)        70,719,000

The amortized cost and estimated market value of securities held for sale at December 31, 1993 by contractual maturity is shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

									                                                          Estimated
							                                              Amortized       market
								                                              cost            value

Due in one year or less                         $   6,721,161       6,787,000
Due after one year through five years              23,129,333      23,412,000
Due after five years through ten years              5,848,596       6,001,000

								                                           35,699,090      36,200,000
Equity securities                                     908,450       2,172,000
Mortgage-backed securities                         32,011,518      32,347,000

							                                          $ 68,619,058      70,719,000

(b) Investment Securities

The amortized cost and estimated market values of investment securities at
December 31, 1993 and 1992 are as follows:
					 	                                                             1993
				                                                	Gross        Gross           Estimated
				                                  	Amortized    unrealized   unrealized        market
					                                   cost         gains        losses            value
Obligations of states and
political subdivisions                $ 39,429,846       843,663       (2,509)   40,271,000
Collateralized mortgage
obligations                              9,242,207           -        (54,207)    9,188,000
Other securities                           610,850           -           -          610,850

Totals                                $ 49,282,903       843,663      (56,716)   50,069,850

							                                                      1992
					                                                  Gross        Gross          Estimated
					                                   Amortized    unrealized   unrealized        market
					                                      cost         gains        losses          value
U.S. Treasury securities
and obligations of U.S.
Government corpora-
tions and agencies                    $  3,922,049            951         -        3,923,000
Obligations of states
and political subdivisions              38,154,275        570,627     (309,902)   38,415,000
Collateralized mortgage obligations        869,934           -          (1,934)      868,000
Mortgage-backed securities              39,506,513        625,973     (187,486)   39,945,000
Corporate securities                    24,394,016      1,764,588      (78,604)   26,080,000
Other securities                           610,850           -           -           610,850

Totals                                $107,457,637      2,962,139     (577,926)  109,841,850

The amortized cost and estimated market value of investment securities at December 31, 1993, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

									    	                                                       Estimated
								                                               Amortized      market
								                                                  cost        value
Due in one year or less                              $   7,528,351    7,562,000
Due after one year through five years                   22,329,035   22,803,000
Due after five years through ten years                   9,572,460    9,906,000
Due after ten years                                      9,242,207    9,188,000

Equity securities                                          610,850      610,850
							                                              $  49,282,903   50,069,850

Gross gains realized on sales of investment securities totaled $202,335, $2,199,790 and $609,335 during 1993, 1992 and 1991, respectively. Gross losses realized on sales of investment securities totaled $685,732 and $3,702,766 during 1992 and 1991, respectively. Securities with carrying values aggregating approximately $8,580,000 and $9,612,000 at December 31, 1993 and 1992, respectively, are pledged to secure public or trust deposits, securities sold under repurchase agreements and for other purposes as required by law.

(3) Loans

Loans classified by type at December 31, 1993 and 1992 are as follows:

								                           1993           1992
Commercial and municipal      $ 117,879,194    124,925,672
Real estate mortgage            115,336,562    115,252,750
Installment and other            13,359,752     12,671,786

							                       $ 246,575,508    252,850,208

Mortgage loans serviced for other investors approximate $33,280,000, $19,478,000 and $9,800,000, as of December 31, 1993, 1992 and 1991,
respectively. Included in loans are mortgage loans held for sale of approximately $433,800, and $156,600, as of December 31, 1993 and 1992, respectively.

Nonaccrual and past due loans at December 1993 and 1992 are as follows:

							                                       1993           1992
Nonaccrual                                $ 4,298,000      7,682,000
Past due 90 days or more, still accruing       85,000        250,000

The effect of nonperforming loans on interest revenue is as follows:

										                                    1993
Interest at original contract rate         $ 540,000
Interest collected                            87,000

Net reduction of interest revenue          $ 453,000

In the ordinary course of business, the Banks originate loans to related parties, which include directors, executive officers, and associates of such persons. Loans to these individuals are made on substantially the same terms as comparable transactions with other persons and do not involve more than the normal risk of collectibility. Loan activity of related parties for 1993 is summarized as follows:

Balance, December 31, 1992              $ 1,566,000
Originations and renewals                   729,000
Repayments                                 (767,000)

Balance, December 31, 1993              $ 1,528,000

(4) Allowance for Loan Losses

An analysis of the allowance for loan losses is as follows:

							  1993         1992         1991

Balance, beginning of year                $  3,173,125   3,246,468   3,093,005
Provision charged to expense                 4,800,051     600,000     600,000
Recoveries of loans previously charged-off      60,321     182,064      47,456
Loans charged-off                           (2,658,919)   (855,407)   (493,993)

Balance, end of year                       $ 5,374,578   3,173,125   3,246,468

(5) Premises and Equipment

Premises and equipment at December 31, 1993 and 1992 are summarized as follows:
								                                                  1993        1992
Land and improvements                                $   1,983,337  1,983,337
Buildings                                               10,129,565  9,922,452
Furniture, fixtures and leasehold improvements           6,967,319  5,491,590

							                                                 19,080,221 17,397,379
Less accumulated depreciation and amortization           6,931,517  6,369,675

								                                              $ 12,148,704 11,027,704

The Corporation has agreements for rental of certain premises and equipment. Under the terms of these agreements the Corporation has future non-cancelable minimum lease payments as follows:

Year ending
December 31,                                              Amount

1994                                                  $   196,000
1995                                                      196,000
1996                                                      169,000
1997                                                      138,000
1998 and after                                            670,000

									                                             $ 1,369,000

Rent expense under these leases was approximately $207,000, $276,000 and $220,000 in 1993, 1992 and 1991, respectively.

(6) Deposits

Time deposits include approximately $19,127,000 and $19,756,000 of certificates of deposit of $100,000 or more at December 31, 1993 and 1992. Interest expense on certificates of deposit of $100,000 or more approximated $704,000, $1,386,000 and $1,246,000 in 1993, 1992
and 1991, respectively.

(7) Long-term Debt

Long-term debt consists of a term note whose outstanding balance is due July 1, 1997, payable to LaSalle National Bank, N.A. (LaSalle), Chicago, Illinois bearing interest at LaSalle's prime rate or London inter bank offered rate (LIBOR) plus 1.2%. The note is collateralized by the stock of First Bank Southeast of Lake Geneva, N.A. and the personal guarantee of a stockholder of the Corporation. The Corporation is restricted from incurring additional indebtedness without the prior approval of the Federal Reserve Board.

								                                       1993          1992

Maximum month-end balance                  $ 9,100,000    10,000,000
Average balance                              7,296,000    10,045,000
December 31 balance                          6,000,000     9,100,000

Interest rate at December 31                     4.45%         5.17%

(8) Income Taxes

Income tax expense (benefit) in the consolidated statements of operations consists of the following:

						                           Federal            State         Total

Year ended December 31, 1993
Current                      $    292,000              -         292,000
Deferred                       (1,353,000)             -      (1,353,000)

						                         (1,061,000)             -      (1,061,000)

Year ended December 31, 1992
Current                      $  1,088,000              -       1,088,000
Deferred                         (106,000)             -        (106,000)

					                        $    982,000              -         982,000

Year ended December 31, 1991
Current                      $   (289,000)           49,000     (240,000)
Deferred                           16,000              -          16,000

                             $   (273,000)           49,000     (224,000)

Income tax expense (benefit) differs from the amounts computed by applying the U.S. federal income tax rate (34%) to income (loss) before income taxes and the cumulative effect of change in accounting principle.
A reconciliation to actual tax expense follows:

						                                       1993         1992          1991
Tax expense (benefit) at statutory rate  $   (602,000)   1,673,000    (57,000)
Tax-exempt income, net of disallowance       (548,000)    (367,000)  (471,000)
Goodwill amortization                         120,000      105,000    105,000
State income taxes                               -            -        32,000
Capital loss carry over                          -        (195,000)   195,000
Other, net                                    (31,000)    (234,000)   (28,000)

Income tax expense (benefit)              $(1,061,000)     982,000   (224,000)

As discussed in Note 1(h) the Corporation adopted Statement 109 in 1993 without restating prior years' financial statements. The adoption of Statement 109 resulted in the recognition of an increase in 1993 net income of $325,000, as the cumulative effect of the change in accounting.

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 1993 are presented below:

										    1993

Deferred tax assets:
Loans, principally due to allowance for losses       $ 2,285,000
Foreclosed properties                                    315,000
State net operating loss carryforwards                 1,471,000
Other                                                    571,000

Deferred tax assets                                    4,642,000
Valuation allowance                                   (1,967,600)

										                                             2,674,400

Deferred tax liabilities:
Premises and equipment, principally
due to differences in depreciation                      (485,000)

Net deferred tax asset                               $ 2,189,400

At January 1, 1993, the balance of the valuation allowance approximated $1,265,000. Such reserve increased in 1993 primarily due to increases in state net operating loss carry forwards, and the state tax effect of temporary differences.Included in other assets are deferred income tax assets of $2,189,400 at December 31, 1993 and $511,400 at December 31, 1992. At December 31, 1993, the Corporation and its subsidiaries have available alternative minimum tax carryforwards of $255,000 which are carried forward indefinitely and state tax net operating loss carryforwards of approximately $18,615,000, which begin to expire 1996 through 2008.

(9) Payment of Dividends

The Corporation relies partially on cash dividends received from the subsidiary banks to fund its operating and dividend requirements. The declaration and payment of cash dividends by the subsidiary banks to the Corporation is restricted by certain statutory and regulatory limitations. These restrictions limit cash dividends to current year net profits, as defined, plus retained net profits from the past two years. At December 31, 1993, each of the subsidiary banks is precluded from paying a dividend to the Corporation without prior approval from the office of the Comptroller of the Currency.

(10) Employee Benefit Plans

The Corporation has a defined contribution plan which covers substantially all employees. Contributions are made to the plan on behalf of each participant in the amount of 5.25% of each participant's compensation plus
4.3% of each participant's excess compensation, as defined for such plan years.
  Plan expense was approximately $360,000, $346,000 and $330,000 in 1993, 1992 and 1991, respectively.

(11) Capital

The Corporation and the Banks are subject to regulatory capital guidelines. These guidelines require minimum Tier I capital of 3% of total assets and 4% of risk weighted assets, and total capital equal to 8% of risk-weighted assets. The Corporation and the Banks are in compliance with all minimum capital guidelines.

(12) Leases

The Corporation leases space in one of its buildings to tenants. Noncancelable operating leases for such office space expire at various dates over the next five years. Future minimum payments receivable under noncancelable operating leases as of December 31, 1993 are:

Year

1994                                                    $ 141,000
1995                                                       77,000
1996                                                       42,000
1997                                                       15,000
1998                                                       15,000

										                                              $ 290,000

Gross rental income in 1993, 1992 and 1991 was approximately $183,000, $139,000 and 167,000, respectively.

(13) Financial Instruments With Off-Balance Sheet Risk

The subsidiary banks are party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of customers. These financial instruments include commitments to extend credit and standby letters of credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated financial statements. The contract amounts of those instruments reflect the extent of involvement the banks have in particular classes of financial instruments. The banks' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The banks use the same credit policies in making commitments and conditional obligations as they do for instruments reflected in the consolidated financial statements.
A summary of significant off-balance sheet financial commitments at December 31, 1993 and 1992 is as follows:

Financial instruments whose contract
amounts represent credit risk                       1993          1992

Commitments to extend credit                 $ 24,964,000    21,168,000
Credit card lines                               4,079,000     4,172,000
Standby letters of credit                       1,476,000     1,291,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's credit worthiness is evaluated on a case-by-case basis. The amount of collateral obtained if deemed necessary is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, income-producing commercial properties and negotiable securities. Credit card lines are unsecured agreements to extend credit. Such commitments are reviewed periodically, at which time the commitments may be maintained, increased, decreased or canceled, depending upon an evaluation of the customer's creditworthiness and other considerations. Standby letters of credit are conditional commitments issued by the subsidiary banks to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In some cases marketable securities are pledged as collateral supporting those commitments.

(14) Regulatory and Other Commitments

The Corporation operates under a Memorandum of Understanding (MOU) with the Federal Reserve Bank of Chicago. Specifically the Corporation and its board of directors agreed to a number of requirements. Under the MOU, the Corporation shall not declare or pay any dividends subsequent to 1992 nor increase its borrowings or incur any debt without the prior written approval of the Federal Reserve Bank. The Corporation is subject to various legal actions and proceedings in the normal course of business, some of which involve substantial claims for compensatory or punitive damages. Although litigation is subject to many uncertainties and the ultimate exposure with respect to these matters cannot be ascertained, management does not believe that the final outcome will have a material adverse effect on the financial condition of the Corporation.

(15) Fair Value of Financial Instruments

Statement of Financial Accounting Standards 107, Disclosures about Fair Value of Financial Instruments (Statements 107), requires disclosure of fair value information about financial instruments for which it is practicable to estimate that value, whether or not recognized in the consolidated balance sheets. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument.
Statement 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation. The Corporation does not routinely measure the market value of certain of its financial instruments because such measurements represent point-in-time estimates of value. It is not the intent of the Corporation to liquidate and therefore realize the difference between market value and carrying value, and even if it were, there is no assurance that the estimated market values could be realized. Thus the information presented may not be relevant to predicting the Corporation's future earnings or cash flows. The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents - The carrying amounts of these assets are reported in the consolidated balance sheets at approximately their fair values.

Securities available for sale and investment securities - Fair values for these assets are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans - For variable-rate mortgage loans that reprice regularly and have not experienced a significant change in credit risk, fair values are based on carrying values. The fair value of fixed-rate residential mortgage loans held for investment, commercial real estate loans, multi-family residential property mortgage loans, consumer loans and commercial loans are estimated using discounted cash flow analyses. The rates utilized for discounting are the interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. For residential construction loans, fair values are based on carrying values due to the short-term nature of the loans.

The fair value of mortgage loan servicing rights for loans originated by the banks has not been determined and is not presented below. These rights, which consist of the banks' contractual right to service loans for others, represent a future income producing intangible asset that could be realized immediately be selling the rights to another institution. The value of those rights, except to the extent that purchased mortgage servicing rights exist, is not reflected in the Corporation's consolidated balance sheets.

Deposits - The fair values disclosed for demand accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying value amounts). The fair values of fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies current incremental interest rates being offered on certificates of deposit to a schedule of aggregated expected monthly maturities of the outstanding certificates of deposit.

Borrowings - The fair value of the Corporation's long-term borrowings approximate the carrying value due to the interest rates floating at market interest rates.

Off-Balance Sheet Items - The fair value of unused and open ended consumer lines of credit was estimated using fees currently being charged and does not include the value that relates to estimated cash flows from new loans generated from existing lines of credit. The fair value of commitments to extend credit was estimated using fees currently charged to enter into such agreements. The fair value of commitments to sell loans is based on the current market rates for such loans. The estimated fair values of the Corporation's off-balance sheet items (note 13), are not material and therefore are not included in the following schedule.

The carrying amounts and fair values of the Corporation's financial instruments consist of the following at December 31, 1993 and 1992:

					                                           1993                      1992
					                                 Carrying         Fair     Carrying          Fair
					                                 Amount           Value    Amount            Value
Financial assets:

Cash and cash equivalents          $   42,578,828   42,578,828   49,745,483    49,745,483
Securities available for sale          68,619,058   70,719,000         -             -
Investment securities                  49,282,903   50,069,850  107,457,637   109,841,513
Loans, net                            241,200,930  244,618,959  249,677,083   250,266,663

Financial liabilities:
Deposits:
Demand accounts                       114,986,821  114,986,821  107,161,282   107,161,282
Time accounts                         266,872,021  265,431,996  274,534,688   276,446,612
Securities sold under
repurchase agreements                     985,000      985,000      330,000       330,000
Borrowings                              6,000,000    6,000,000    9,100,000     9,100,000

(16) Proposed Acquisition by Firstar Corporation

On February 10, 1994, the Corporation entered into a definitive agreement with Firstar Corporation (Firstar) to exchange all outstanding shares of common stock of the Corporation for common stock of Firstar.
The definitive agreement is subject to stockholder and regulatory approval.

(17) First Southeast Banking Corp. (Parent Company Only) Financial Information


Condensed Balance Sheet

									 December 31,
								      1993        1992

Cash                                               $    1,803,985      63,463
Due from subsidiaries                                     326,478     184,725
Investment in subsidiaries                             31,596,377  34,099,927
Investment securities (market value of $1,264,000
and $1,548,000)                                           908,450   1,293,213
Goodwill, net of amortization                           1,290,961   1,478,229
Other                                                   1,155,347   2,822,466

							                                            $   37,081,598  39,942,023

Liabilities and Stockholders' Equity

Note payable                                       $    6,000,000   9,100,000
Other                                                     831,192     208,080
Stockholders' equity                                   30,250,406  30,633,943

							                                            $   37,081,598  39,942,023


Condensed Statements of Operations

					      	                               1993         1992        1991

Revenue:
Dividends received from Banks        $  2,651,870      2,402,436   2,628,220
Other dividend and interest income         82,403        141,291     105,565
Securities gain (losses)                   40,391      1,439,728  (3,268,763)
Other                                      65,941         69,335      42,284

Total revenue                           2,840,605      4,052,790    (492,694)

Expenses:
Interest                                  367,290        759,872   1,334,139
Goodwill amortization                     187,267        187,267     187,267
Other                                     288,189        182,790     215,825

Total expenses                            842,746      1,129,929   1,737,231
Income (loss) before income taxes and
equity in undistributed net income
(loss) of Banks                         1,997,859      2,922,861  (2,229,925)

Income tax benefit                        190,672          3,550   1,326,513

Income (loss) before
equity in undistributed
net income (loss) of Banks              2,188,531      2,926,411    (903,412)

Equity in undistributed net income
(loss) of Banks                        (2,572,068)     1,010,889     959,858

Net income (loss)                    $   (383,537)     3,937,300      56,446

Condensed Statements of Cash Flows
						                                             1993           1992        1991
Cash flows from operating activities:
Net income (loss)                               $   (383,537)     3,937,300      56,446
Adjustments to reconcile net income to net
cash provided by operating activities:
Securities (gains) losses                            (40,391)    (1,439,728)  1,384,025
Amortization                                         187,267        187,267     187,267
Decrease (increase) in other assets                1,540,798     (1,565,731)    615,412
Increase (decrease) in other liabilities             623,112        208,080  (4,414,522)
Equity in undistributed (net income)
loss of Banks                                      2,572,068     (1,010,889)   (959,858)

Net cash provided by (used in) operating activities4,499,317        316,299  (3,131,230)
Cash flows from investing activities:
Proceeds from sales of investments                   425,154      2,352,664   2,308,719
Purchase of common stock in Banks                    (83,949)      (150,280)    (15,566)
Net cash used in investing activities                341,205      2,202,384   2,293,153

Cash flows from financing activities:
Net increase (decrease) in borrowed funds         (3,100,000)    (1,900,000)  2,000,000
Dividends paid                                          -          (995,644)   (588,868)
Purchase of treasury stock                              -              -       (229,295)
Net cash provided by (used in)financing activities(3,100,000)    (2,895,644)  1,181,837

Net increase (decrease)in cashand cash equivalents 1,740,522       (376,961)    343,760
Cash and cash equivalents at beginning of year        63,463        440,424      96,664

Cash and cash equivalents at end of year         $ 1,803,985         63,463     440,424

Supplemental disclosures of cash flow information:
Cash paid during the year for interest           $   367,290        759,872   1,334,139

The Corporation and the Banks utilize the services of an aviation service of which the owner is a stockholder and director of the Corporation.
   Fees paid to the aviation service during 1993, 1992 and 1991 totaled approximately $33,000, $46,000 and $142,000, respectively.




FIRST SOUTHEAST BANKING CORP.  AND SUBSIDIARIES

Condensed Consolidated Balance Sheet

March 31, 1994

(Unaudited)


	Assets

Cash and due from banks                                 $     29,312,227
Federal funds sold                                             9,000,000
Securities available-for-sale                                 76,177,111
Securities held-to-maturity
     (market value of $47,059,000)                            47,015,768

Loans                                                        242,442,370
Allowance for loan losses                                     (5,426,043)
Loans, net                                                   237,016,327

Premises and equipment, net                                   13,072,070
Foreclosed properties                                          1,077,976
Goodwill, net of amortization of $2,358,716                    2,013,822
Accrued interest receivable and other assets                   7,620,591

Total assets                                            $    422,305,892

	Liabilities and Stockholders' Equity

Deposits:
	Demand                                             $    106,568,807
	Time                                                    267,716,051
Total deposits                                           374,284,858

Securities sold under
repurchase agreements (note 3)                             6,188,000
Long-term debt                                             6,000,000
Other liabilities                                          4,701,434
Total liabilities                                        391,174,292

Minority interest                                            322,667
Stockholders' equity:
	Common stock, $1 par value;
  200,000 shares authorized;
		119,633 shares iss                                         119,633
	Additional paid-in capital                               12,613,397
	Retained earnings                                        19,563,967
	Appreciation on securities available-for-sale,
        net of deferred taxes                                922,212
	Treasury stock, 13,147 shares at cost                    (2,410,276)

Total stockholders' equity                                30,808,933

Total liabilities and stockholders' equity          $    422,305,892

See accompanying notes to unaudited condensed consolidated financial statements.



FIRST SOUTHEAST BANKING CORP. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

Three Months ended March 31, 1994 and 1993

(Unaudited)


							                                       1994         1993

Interest revenue:
	Loans                                     $  4,942,059    4,900,771
	Investment securities:
		Taxable                                     1,130,291    1,280,906
		Tax-exempt                                    407,947      424,428
	Other                                           74,032       69,400
Total interest revenue                        6,554,329    6,675,505

Interest expense:
	Deposits                                     2,573,512    3,050,919
	Securities sold under repurchase agreements     36,569       12,259
	Long-term debt                                  68,278       94,156
Total interest expense                        2,678,359    3,157,334

Net interest revenue                          3,875,970    3,518,171

Provision for loan losses                          -       1,137,512

Net interest revenue
after provision for loan losses               3,875,970    2,380,659

Other revenue:
	Service charges                                470,676      453,234
	Trust and investment management fees            62,000       44,000
	Mortgage banking revenue                        31,725       25,169
	Other                                           69,532      220,775
Total other revenue                             633,933      743,178

Other expenses:
	Salaries and employee benefits               1,788,321    1,741,253
	Other                                        1,875,622    1,574,644
Total other expenses                          3,663,943    3,315,897

Income (loss) before income tax expense and
	cumulative effect of change in accounting
	principle 		        	                          845,960     (192,060)
Income tax expense (benefit)                    214,000     (114,000)

Income (loss) before cumulative effect of change
	in accounting principle                        631,960      (78,060)

Cumulative effect on prior years of adoption of
	Statement of Financial Accounting Standards
	No. 109						                                     -         325,000

Net income                                 $    631,960      246,940

Income (loss) per common share:
	Income (loss) before cumulative effect
	   of change in accounting principle      $       5.93        (0.74)
	Cumulative effect on prior years of adoption
	   of Statement of Financial Accounting
	   Standards No. 109                              -            3.05
Net income                                 $       5.93         2.31

See accompanying notes to unaudited condensed consolidated financial statements.

FIRST SOUTHEAST BANKING CORP. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

Three Months ended March 31, 1994 and 1993

(Unaudited)


								                                                  1994           1993

Cash flows from operating activities:
   Net income                                           $  631,960      246,940
   Adjustments to reconcile net income to net cash
	   provided by operating activities:
	   Depreciation, amortization, and accretion, net         229,136      204,074
	   Provision for loan losses                  		           -         1,137,512
	   Cumulative effect of change in accounting principle     -          (325,000)
	   Minority interest                                        9,835       56,332
	   Decrease (increase) in accrued interest receivable    (795,755)   2,510,145
		and other assets
	   Decrease in accrued expenses and other liabilities    (248,246)    (519,088)

Net cash provided by operating activities                 (173,070)   3,310,915

Cash flows from investing activities:
   Net decrease in loans                                 4,184,603    6,063,845
   Purchases of premises and equipment, net             (1,081,983)  (1,834,391)
   Purchase of investment securities, net of maturities (3,893,628)  (8,707,743)
   Net change in foreclosed properties                      64,451   (1,150,198)

Net cash used in investing activities                     (726,557   (5,628,487)

Cash flows from financing activities:
   Net decrease in deposits                             (7,573,984) (13,008,670)
   Net increase in securities
     sold under repurchase agreements                    5,203,000    1,840,000
   Repayment of long-term debt                              -        (1,600,000)
   Cash dividends paid                                    (995,645)       -

Net cash provided by (used in) financing activities     (3,366,629) (12,768,670)

Net decrease in cash and cash equivalents               (4,266,256) (15,086,242)

Cash and cash equivalents:
   Beginning of year                                    42,745,483   46,745,483

   End of year                                      $   38,312,227   31,659,241



See accompanying notes to unaudited condensed consolidated financial statements.

FIRST SOUTHEAST BANKING CORP. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

March 31, 1994 and 1993

(Unaudited)


(1) General

The accounting and reporting policies of First Southeast Banking Corp. and subsidiaries (First Southeast) conform to generally accepted accounting principles and to general practices within the banking industry.
Significant accounting principles used by First Southeast are summarized in Note 1 to the 1993 consolidated financial statements.

The condensed consolidated financial statements reflect adjustments, all of which are of a normal recurring nature, and, in the opinion of management, necessary for a fair statement of results for the interim periods.
The operating results for the three months ended March 31, 1994 are not necessarily indicative of the results which may be expected for the entire year. The accompanying condensed consolidated financial statements should be read in conjunction with First Southeast's 1993 consolidated financial statements and related notes.

(2) Allowance for Loan Losses

An analysis of the allowance for loan losses for the three months ended March 31, 1994 and 1993 is as follows:


								                                            1994           1993

	Balance, beginning of period                  $   5,374,578      3,173,125
		Provision charged to expense                          -         1,137,512
		Recoveries of loans previously charged-off          73,465         15,080
		Loans charged-off                                  (22,000)      (558,537)

	Balance, end of period                        $   5,426,043      3,767,180


(3) Nonperforming Loans

Nonperforming loans as of March 31, 1994 and 1993 are summarized as follows:


								                                            1994           1993

	Nonperforming loans                           $   5,308,000      9,385,000


(4) Long-term Debt

Long-term debt consists of a term note payable to LaSalle National Bank, N.A. (LaSalle), Chicago, Illinois. Such note, with interest payable at LaSalle's prime rate or the LIBOR plus 1.2%, is collateralized by the stock of First Bank Southeast of Lake Geneva, N.A. and the personal guarantee of a stockholder of First Southeast and is due July 1, 1997. First Southeast is restricted from incurring additional indebtedness without prior approval of the Federal Reserve Board.




	                             PART II
	             INFORMATION NOT REQUIRED IN PROSPECTUS



	Item 20.	Indemnification of Directors and Officers.

			Pursuant to the provisions of Wisconsin Business Corporation Law, Sections 180.0850 through 180.0859, inclusive, directors and officers of Firstar are entitled to mandatory indemnification from Firstar against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding; and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to Firstar and such breach or failure constituted: (a) a willful failure to deal fairly with Firstar or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Additionally, under Section 180.0828 of the Wisconsin Business Corporation Law, directors of Firstar are not subject to personal liability to Firstar, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined above.

			Firstar's Bylaws contain similar indemnification provisions as to directors and officers of Firstar. In addition, Firstar has entered into individual indemnity agreements with all of its current directors. The indemnity agreements are virtually identical in all substantive respects to Firstar's Bylaws.

			Expenses for the defense of any action for which indemnification may be available may be advanced by Firstar under certain circumstances.

			Firstar maintains a liability insurance policy for officers and directors which extends to, among other things, liability arising under the Securities Act of 1933, as amended.

			In addition, Firstar's Pension Plan and Thrift and Sharing Plan provide for indemnification of members of the plan committees and directors of Firstar as follows:

		  The Company shall indemnify each member of the Plan Committee and the Board and hold each of them harmless from the consequences of his acts or conduct in his official capacity, if he acted in good faith and in a manner he reasonably believed to be solely in the best interests of the Participants and their Beneficiaries, and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. Such indemnification shall cover any and all attorneys' fees and expenses, judgments, fines and amounts paid in settlement, but only to the extent such amounts are not paid to such person(s) under the Company's fiduciary insurance policy and to the extent that such amounts are actually and reasonably incurred by such person(s).

	Item 21.	Exhibits.

			(a)	The following exhibits have been filed (except
	where otherwise indicated) as part of this Registration
	Statement:

	Exhibit No.			Exhibit

	2(a)					     Agreement and Plan of Reorganization
				           dated as of February 10, 1994, among
				           Firstar Corporation, Firstar
				           Corporation of Wisconsin and First
				           Southeast Banking Corp.

	2(b)					     Plan of Merger dated as of
				           February 10, 1994, between First
				           Southeast Banking Corp. and Firstar
				           Corporation of Wisconsin and joined in
				           by Firstar Corporation for certain
				           limited purposes

	2(c)					     Voting and Stock Purchase Agreement
				           dated as of February 10, 1994, between
				           Firstar Corporation and David A. Straz
				           and joined in by First Southeast
				           Banking Corp. for certain limited
				           purposes

	2(d)					     Voting and Stock Purchase Agreement
				           dated as of February 10, 1994, between
				           Firstar Corporation and David A.
				           Straz, Jr. and joined in by First
				           Southeast Banking Corp. for certain
				           limited purposes

	2(e)					     Voting and Stock Purchase Agreement
			          	 dated as of February 10, 1994, between
				           Firstar Corporation and Lila G. Straz
				           and joined in by First Southeast
				           Banking Corp. for certain limited
				           purposes

	2(f)					     Indemnity Agreement dated as of
				           February 10, 1994, among First
				           Southeast Banking Corp., David A.
				           Straz, Jr., Firstar Corporation,
               Firstar Corporation of Wisconsin,
               First Southeast Bank, N.A. and First
				           Southeast Bank of Lake Geneva, N.A.

	4(a)					     Indenture dated as of June 1, 1986,
				           between Firstar Corporation and
				           Chemical Bank, as Trustee, relating to
				           Firstar Corporation's 10% Notes due
				           1996 (Exhibit 4(b) to Amendment No. 1
				           to Registration No. 33-5932;
			          	 incorporated herein by reference)

	4(b)					     Indenture dated as of May 1, 1988,
				           between Firstar Corporation and
				           Chemical Bank, as Trustee, relating to
				           Firstar Corporation's 10-1/4% Notes
				           due 1998 (Exhibit 4(a) to Amendment
				           No. 1 to Registration No. 33-21527;
				           incorporated herein by reference)

	4(c)					     Shareholder Rights Plan of Firstar
				           Corporation (Exhibit 4 of Form 8-K
				           dated January 19, 1989; incorporated
				           herein by reference)

	5					        Opinion of Howard H. Hopwood III, Esq.

	8					        Tax Opinion of Foley & Lardner (to be
				           filed by Amendment)

	13(a)				     Firstar Corporation's Annual Report on
				           Form 10-K for the year ended
				           December 31, 1993 (incorporated herein
				           by reference)

	13(b)				     Firstar Corporation's Quarterly Report
				           on Form 10-Q for the quarter ended
				           March 31, 1994 (incorporated herein by
				           reference)

	15					       Letter from KPMG Peat Marwick
				           regarding unaudited interim financial
				           information (included in consent)

	21					       List of subsidiaries of Firstar
				           Corporation

	23(a)				     Consent of KPMG Peat Marwick addressed
				           to Board of Directors of First
				           Southeast Banking Corp.

	23(b)				     Consent of KPMG Peat Marwick addressed
				           to Board of Directors of Firstar
				           Corporation

	23(c)				     Consent of James M. Harmon & Co., Ltd.

	23(d)				     Consent of Howard H. Hopwood III, Esq.
						         (included in opinion)

	23(e)				     Consent of Foley & Lardner (to be
				           filed by Amendment)

	24(a)				     Powers of Attorney

	24(b)				     Certified resolutions of Firstar
				           Corporation's Board of Directors

	99					       Form of Proxy

			(b)	No financial statement schedules are required to
	be filed with regard to Firstar or First Southeast.

	Item 22.	Undertakings.

			(1)	Firstar hereby undertakes that, for purposes of
	determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's Special report pursuant to Section 13(a) or Section 15(d) of the Securities
	Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

			(2)	Firstar hereby undertakes that prior to any
	public reoffering of the securities registered hereunder through use of a Prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering Prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

			(3)	Firstar undertakes that every Prospectus
	(i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
	section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

			(4)	Insofar as indemnification for liabilities
	arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of Firstar pursuant to the foregoing provisions, or otherwise, Firstar has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Firstar of expenses incurred or paid by a director, officer or controlling person or Firstar in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Firstar will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

			(5)	Firstar hereby undertakes to respond to requests
	for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration
	Statement through the date of responding to the request.

			(6)	Firstar hereby undertakes to supply by means of
	a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration
	Statement when it became effective.

			(7)	Firstar hereby undertakes to remove from
	registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



	                             SIGNATURES

		Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration
	Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Milwaukee and State of Wisconsin on May 20, 1994.

	                              FIRSTAR CORPORATION


	                              By: /s/ Roger L. Fitzsimonds
	                                  Roger L. Fitzsimonds
	                                  Chairman of the Board and
	                                  Chief Executive Officer


		Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons }in the capacities and on the dates indicated.


	Signature                   Title                 Date


	/s/ Roger L. Fitzsimonds    Chairman of the       May 20, 1994
	Roger L. Fitzsimonds        Board, Chief
	                            Executive Officer
	                            and Director


	/s/ John A. Becker          President, Chief      May 20, 1994
	John A. Becker              Operating Officer
	                            and Director


	/s/ William H. Risch        Senior Vice			May 20, 1994
	William H. Risch		          President-Finance
	                            and Treasurer


	Michael E. Batten       *   Director              May 20, 1994
	Michael E. Batten


	George M. Chester, Jr.  *   Director              May 20, 1994
	George M. Chester, Jr.


	Roger H. Derusha        *   Director              May 20, 1994
	Roger H. Derusha


	                            Director		     May    , 1994
	James L. Forbes


	Holmes Foster           *   Director              May 20, 1994
	Holmes Foster


	Joseph F. Heil, Jr.     *   Director              May 20, 1994
	Joseph F. Heil, Jr.


	John H. Hendee, Jr.     *   Director              May 20, 1994
	John H. Hendee, Jr.


	Jerry M. Hiegel         *   Director              May 20, 1994
	Jerry M. Hiegel


	Joseph F. Hladky, III   *   Director              May 20, 1994
	Joseph F. Hladky, III


	                            Director              May   , 1994
	James H. Keyes


	Sheldon B. Lubar        *   Director              May 20, 1994
	Sheldon B. Lubar


	Daniel F. McKeithan, Jr.*   Director              May 20, 1994
	Daniel F. McKeithan, Jr.


	George W. Mead, II      *   Director              May 20, 1994
	George W. Mead, II


	Guy A. Osborn           *   Director              May 20, 1994
	Guy A. Osborn


	                            Director              May   , 1994
	Judith D. Pyle


	Clifford V. Smith, Jr.  *   Director              May 20, 1994
	Clifford V. Smith, Jr.


	                            Director              May   , 1994
	William W. Wirtz



	                                 By: /s/ Howard H. Hopwood III
	                                     Howard H. Hopwood III
	                                     Attorney-in-Fact


	__________________________

	*Pursuant to authority granted by powers of attorney filed with the Registration Statement.